                                                                EXHIBIT (10)(c)



                            STOCK PURCHASE AGREEMENT

                            DATED AS OF JULY 24, 2006

                                  BY AND AMONG

                            CONSUMERS ENERGY COMPANY,

                               CMS MIDLAND, INC.,

                          CMS MIDLAND HOLDINGS COMPANY

                                       AND

                            MCV POWER PARTNERS, INC.


                                TABLE OF CONTENTS

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
Section                                                                     Page
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
                                    ARTICLE I
                           SALE AND PURCHASE OF SHARES

 1.1      Sale and Purchase of CMS Holdings Shares.......................     1
 1.2      Purchase Price.................................................     2
 1.3      Closing........................................................     2
 1.4      Closing Deliveries.............................................     2
 1.5      Purchase Agreement Fee.........................................     2
 1.6      Pre-Closing Restructuring......................................     3

                                   ARTICLE II
                              WARRANTIES OF SELLER

 2.1      Organization and Qualification.................................     3
 2.2      Capitalization; Right and Title to Interests...................     3
 2.3      Authority; Non-Contravention; Statutory Approvals..............     3
 2.4      Litigation.....................................................     4
 2.5      Absence of Defaults............................................     4
 2.6      Composite PPA, etc.............................................     5

                                   ARTICLE III
                           WARRANTIES OF THE COMPANIES

 3.1      Organization and Qualification; Authority; Non-Contravention;
          Statutory Approvals............................................     5
 3.2      Capitalization.................................................     6
 3.3      Financial Statements...........................................     7
 3.4      Absence of Certain Changes or Events...........................     8
 3.5      Tax Matters....................................................     8
 3.6      Litigation.....................................................    10
 3.7      Compliance with Laws...........................................    11
 3.8      Employee Benefits..............................................    11
 3.9      Permits........................................................    13
 3.10     Tangible Property..............................................    13
 3.11     Contracts......................................................    14
 3.12     Environmental Matters..........................................    16
 3.13     Labor Matters..................................................    17
 3.14     Intellectual Property..........................................    17
 3.15     Affiliate Contracts............................................    17
 3.16     Insurance......................................................    18
 3.17     Brokers and Finders............................................    18
 3.18     Absence of Certain Matters and Notices.........................    18


                                TABLE OF CONTENTS

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Section                                                                     Page
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
                                   ARTICLE IV
                             WARRANTIES OF PURCHASER

 4.1      Organization and Qualification.................................    18
 4.2      Authority; Non-Contravention; Statutory Approvals..............    18
 4.3      Financing......................................................    19
 4.4      Litigation.....................................................    20
 4.5      Investment Intention; Sufficient Investment Experience;
          Independent Investigation......................................    20
 4.6      Brokers and Finders............................................    20
 4.7      Qualified for Permits..........................................    20
 4.8      No Knowledge of Seller or Company Breach.......................    21
 4.9      Environmental Review...........................................    21

                                    ARTICLE V
                                    COVENANTS

 5.1      Conduct of Business............................................    21
 5.2      Regulatory Approvals...........................................    23
 5.3      Required Consents..............................................    23
 5.4      Access.........................................................    23
 5.5      Publicity......................................................    24
 5.6      Fees and Expenses..............................................    24
 5.7      Indemnification of Directors and Officers......................    25
 5.8      Termination of Affiliate Contracts.............................    26
 5.9      Further Assurances.............................................    26
 5.10     Supplements to Company Disclosure Schedules....................    26
 5.11     Change of Name.................................................    27
 5.12     Financing......................................................    27
 5.13     Termination of Tax Sharing Agreements..........................    28
 5.14     Tax Matters....................................................    28
 5.15     Unwind Agreement...............................................    32
 5.16     Books and Records..............................................    32
 5.17     FIRPTA Certificate.............................................    33

                                   ARTICLE VI
                              CONDITIONS TO CLOSING

 6.1      Conditions to the Obligations of the Parties...................    33
 6.2      Conditions to the Obligation of Purchaser......................    33
 6.3      Conditions to the Obligation of Seller.........................    34

                                   ARTICLE VII
                                   TERMINATION

 7.1      Termination....................................................    35
 7.2      Effect of Termination..........................................    36


                                TABLE OF CONTENTS

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                                  ARTICLE VIII
                               LIMITS OF LIABILITY

 8.1      Non-Survival of Warranties, Covenants and Agreements...........    36
 8.2      Seller Indemnity...............................................    38
 8.3      Purchaser Indemnity............................................    38
 8.4      Claim Process..................................................    38
 8.5      Limitations on Claims..........................................    40
 8.6      Characterization of Payments for Damages.......................    42

                                   ARTICLE IX
                         DEFINITIONS AND INTERPRETATION

 9.1      Defined Terms..................................................    42
 9.2      Definitions....................................................    44
 9.3      Interpretation.................................................    50

                                    ARTICLE X
                               GENERAL PROVISIONS

 10.1     Notices........................................................    50
 10.2     Binding Effect.................................................    52
 10.3     Assignment; Successors; Third-Party Beneficiaries..............    52
 10.4     Amendment; Waivers; etc........................................    53
 10.5     Entire Agreement...............................................    53
 10.6     Severability...................................................    53
 10.7     Counterparts...................................................    54
 10.8     Governing Law..................................................    54
 10.9     Jurisdiction...................................................    54
 10.10    Limitation on Damages..........................................    54
 10.11    Enforcement....................................................    54
 10.12    No Right of Set-Off............................................    54

                                    SCHEDULES

Schedule 1.6           Pre-Closing Restructuring
Schedule 2.3(b)        Seller Required Consents
Schedule 2.3(c)        Seller Required Statutory Approvals
Schedule 2.6           Composite PPA
Schedule 3.1(a)        Organization and Qualification
Schedule 3.1(c)        Company Required Consents
Schedule 3.1(d)        Company Required Statutory Approvals
Schedule 3.2(a)        Partnership and Owner Participant
Schedule 3.2(c)        Agreements regarding Shares and Equity Interests
Schedule 3.4(a)        Absence of Certain Changes or Events
Schedule 3.5           Tax Matters
Schedule 3.6           Litigation
Schedule 3.7(a)        Compliance with Laws
Schedule 3.8(a)        Employee Benefits - A
Schedule 3.8(f)        Employee Benefits - B
Schedule 3.9(a)        Permits
Schedule 3.10          Tangible Property
Schedule 3.11(a)       Contracts - A
Schedule 3.11(b)(i)    Contracts - B
Schedule 3.11(b)(ii)   Contracts - C
Schedule 3.12          Environmental Matters
Schedule 3.13(a)       Labor Matters - A
Schedule 3.13(b)       Labor Matters - B
Schedule 3.15          Affiliate Contracts
Schedule 3.16          Insurance
Schedule 4.2(b)        Purchaser Required Consents
Schedule 4.2(c)        Purchaser Required Statutory Approvals
Schedule 4.3           Financing Arrangements
Schedule 4.4           Purchaser Litigation
Schedule 5.1           Conduct of Business
Schedule 5.4           Access

                                    SCHEDULES

Schedule 5.8           Termination of Affiliate Contracts
Schedule 6.1(a)        Statutory Approvals
Schedule 6.2(e)        Resignations of Certain Officers & Directors
Schedule 9.2(a)        Knowledge Groups
Schedule 9.2(b)        Purchaser Knowledge Group
Schedule 9.2(c)        Unwind Agreement

                                    EXHIBITS

Exhibit A   SEPA Payment Agreement
Exhibit B   Disclosure Letter
Exhibit C   Instrument of Assignment

                            STOCK PURCHASE AGREEMENT

     This STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of July 24, 2006, is entered into by and among Consumers Energy Company (formerly known as Consumers Power Company), a Michigan corporation ("Seller"), CMS Midland, Inc., a Michigan corporation ("CMS Midland"), CMS Midland Holdings Company, a Michigan corporation ("CMS Holdings"; each of CMS Midland and CMS Holdings is also referred to herein as a "Company" and, collectively, the "Companies"), and MCV Power Partners, Inc., a Delaware corporation ("Purchaser"). Each of Purchaser, the Companies and Seller are sometimes referred to individually herein as a "Party" and collectively as the "Parties". Certain other terms are defined throughout this Agreement and in Section 9.2 hereof.

                                   WITNESSETH:

     WHEREAS Seller owns all the issued and outstanding Equity Interests in (i) CMS Midland and (ii) CMS Holdings;

     WHEREAS CMS Holdings is a limited partner holding a 46.3818658% equity interest in First Midland Limited Partnership, a Delaware limited partnership (the "Owner Participant"), which entered into the Trust Agreement and certain documents related thereto in respect of the sale and leaseback of a 75.46053% undivided ownership interest in the MCV Facility;

     WHEREAS pursuant to the Amended and Restated Lease Agreement dated as of June 1, 1990, as amended, between the Lessor and Midland Cogeneration Venture Limited Partnership, a Michigan limited partnership (the "Partnership"), as lessee, the Lessor leases such undivided ownership interest in the MCV Facility to the Partnership;

     WHEREAS CMS Midland is a general partner holding a 49% (+/- 0.001%) equity interest in the Partnership as set forth in the MCV Partnership Agreement;

     WHEREAS prior the Closing, Seller shall effect the transactions contemplated in Schedule 1.6 of the Disclosure Letter; and

     WHEREAS Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, all the CMS Holdings Shares (and indirectly the Equity Interest in CMS Midland), upon the terms and subject to the conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the mutual promises, covenants and warranties made in this Agreement and of the mutual benefits to be derived therefrom, the Parties agree as follows:

                                    ARTICLE I

                           SALE AND PURCHASE OF SHARES

          1.1 Sale and Purchase of CMS Holdings Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, Purchaser shall purchase from Seller, and Seller shall sell to Purchaser, good and valid title free and clear of any Liens except those created by Purchaser arising out of ownership of the Shares by Purchaser, all the CMS Holdings Shares (the "Transaction").

          1.2 Purchase Price. The consideration to be paid by Purchaser in respect of the purchase of CMS Holdings Shares (and indirectly the Equity Interest in CMS Midland) shall be an amount in cash equal to Sixty Million Five Hundred Thousand DOLLARS ($60,500,000) (the "Purchase Price").

          1.3 Closing. The closing of the Transaction (the "Closing") shall take place at the offices of Sidley Austin LLP, 787 Seventh Avenue, New York, New York, at 10:00 a.m., local time, as soon as practicable, but in any event not later than the second (2nd) Business Day immediately following the date on which the last of the conditions contained in Article VI is fulfilled or waived (except for those conditions which by their nature can only be fulfilled at the Closing, but subject to the fulfillment or waiver of such conditions), or at such other place, time and date (the "Closing Date") as the Parties may agree.

          1.4 Closing Deliveries. At the Closing:

          (a) Seller shall deliver to Purchaser one or more stock certificates evidencing the CMS Holdings Shares, duly endorsed in blank or accompanied by powers duly executed in blank in proper form for transfer.

          (b) Purchaser shall pay, or cause to be paid, to Seller an amount in cash equal to the Purchase Price, for the CMS Holdings Shares so delivered by Seller, by wire transfer of immediately available funds to the bank account or accounts designated by Seller prior to the Closing and application of amounts previously delivered to Seller pursuant to Section 1.5.

          (c) Seller shall deliver to Purchaser the SEPA Payment Agreement executed by Purchaser substantially in the form of Exhibit A hereto (the "SEPA Payment Agreement").

          (d) Each Party shall deliver the certificates, agreements, instruments and other documents required to be delivered by it pursuant to Article VI hereof.

          1.5 Purchase Agreement Fee. Simultaneously with the execution of this Agreement and in consideration of the time expended and expense incurred by Seller and the Companies in negotiating and executing this Agreement, Purchaser shall pay to Seller an amount in cash equal to five percent (5%) of the Purchase Price (such amount, plus any interest deemed earned thereon from (and including) the date hereof to (but excluding) the Closing Date or date of earlier termination of this Agreement being referred to as the "Purchase Agreement Fee"), in each case by wire transfer of immediately available funds to the bank account or accounts that have been designated by Seller. The Purchase Agreement Fee will be deemed to earn interest at the Specified Rate. Notwithstanding any provision to the contrary contained herein, the Purchase Agreement Fee shall be nonrefundable by Seller except in the event that this Agreement is duly and validly terminated in accordance with Section 7.1(b) or Section 7.1(c) hereof or Purchaser duly and validly terminates this Agreement in accordance with Section 7.1(d) hereof, in which event Seller shall pay to Purchaser, no later than ten
(10) Business Days following the effective date of such termination, an amount equal to the Purchase Agreement Fee received by it pursuant to this Section 1.5 hereof by wire transfer of immediately available funds to the bank account or accounts designated by Purchaser. The Purchase Agreement Fee received by Seller shall be credited against (x) the Purchase Price payable to Seller at the Closing in accordance with Section 1.4 hereof or (y) if this Agreement is terminated (other than pursuant to Section 7.1(b) or 7.1(d) hereof), the Damages, if any owed by Purchaser to Seller arising out of breach of this Agreement by Purchaser. The Purchase Agreement Fee shall not be deemed to be a liquidated damages payment for any breach by Purchaser of this Agreement.

          1.6 Pre-Closing Restructuring. Prior to Closing, Seller shall effect or cause to be effected the transactions contemplated in Schedule 1.6 of the Disclosure Letter. Such transactions are intended to be a "reorganization" under
Section 368(a) of the Code, and the Parties agree to prepare, or cause to be prepared, their respective Tax Returns in a manner consistent with such intent.

                                   ARTICLE II

                              WARRANTIES OF SELLER

     Except as disclosed in the Disclosure Letter attached hereto as Exhibit B (the "Disclosure Letter"), Seller warrants, as to itself only, to Purchaser as follows in this Article II:

          2.1 Organization and Qualification. Seller is a corporation duly formed and validly existing under the laws of Michigan, and has full corporate power and authority to own, lease and operate its assets and properties and to conduct its business as presently conducted, except where the failure to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

          2.2 Capitalization; Right and Title to Interests. As of the date hereof, the authorized capital stock of (i) CMS Midland consists of 100,000 shares of common stock, of which 110 shares are issued and outstanding ("CMS Midland Shares"), and (ii) CMS Holdings consists of 60,000 shares of common stock, of which 10 shares are issued and outstanding (the "CMS Holdings Shares" and, together with the CMS Midland Shares, the "Shares"). As of the date hereof, CMS Midland Shares constitutes all of the issued and outstanding Equity Interests in CMS Midland. As of the date hereof, CMS Holdings Shares constitutes all of the issued and outstanding Equity Interests in CMS Holdings. Seller is the record and beneficial holder of and has good and valid title to CMS Holdings Shares and, as of the date hereof, the CMS Midland Shares. Seller holds, and upon completion of the transactions referred to and as contemplated herein, Purchaser shall have acquired from Seller, good and valid title to the CMS Holdings Shares free and clear of any and all Liens.

          2.3 Authority; Non-Contravention; Statutory Approvals.

          (a) Authority. Seller has full corporate power and authority to enter into this Agreement and, subject to receipt of the Seller Required Statutory Approvals, to consummate the transactions contemplated hereby. The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of Seller, and no other corporate proceedings or approvals on the part of Seller are necessary to authorize this

Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and, assuming the due authorization, execution and delivery hereof by each other Party, constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as limited by Laws affecting the enforcement of creditors' rights generally or by general equitable principles.

          (b) Non-Contravention. The execution and delivery of this Agreement by Seller does not, and the consummation of the transactions contemplated hereby will not, result in any violation or breach of or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under (any such violation, breach, default, right of termination, cancellation or acceleration is referred to herein as a "Violation"), or result in the creation of any Lien upon any of the properties or assets of Seller pursuant to any provision of (i) subject to obtaining the third-party Consents set forth in Schedule 2.3(b) of the Disclosure Letter (the "Seller Required Consents"), the Organizational Documents of Seller; (ii) subject to obtaining the Seller Required Consents, any lease, mortgage, indenture, note, bond, deed of trust, or other instrument or agreement of any kind to which it is a party or by which it may be bound; or (iii) subject to obtaining the Seller Required Statutory Approvals, any Law, Permit or Governmental Order applicable to it other than in the case of clauses (i), (ii) and (iii) any such Violation or Lien which would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect or a Company Material Adverse Effect.

          (c) Statutory Approvals. Except for the filings or approvals (i) set forth in Schedule 2.3(c) of the Disclosure Letter (the "Seller Required Statutory Approvals") and (ii) as may be required due to the regulatory or other status of Purchaser, no Consent of any Governmental Entity is required to be made or obtained by Seller in connection with the execution and delivery of this Agreement or the consummation by Seller of the transactions contemplated hereby, except those which the failure to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect or a Company Material Adverse Effect.

          2.4 Litigation. There is no action, claim, suit or proceeding at law or in equity pending or, to the Knowledge of Seller, threatened against Seller that, if adversely determined, would reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect. Subject to obtaining the Seller Required Statutory Approvals, there are no Governmental Orders of or by any Governmental Entity applicable to Seller except for such that would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect or a Company Material Adverse Effect.

          2.5 Absence of Defaults. To the Knowledge of Seller, Seller is not in breach or default under any Affiliate Contract to which Seller is a party, which breach or default has not been waived, and, to the Knowledge of Seller, no other party to any such Affiliate Contract to which Seller is a party is in breach or default, except in each case, for any breach or default that would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect or a Company Material Adverse Effect.

          2.6 Composite PPA, etc. Attached as Exhibit B to the Consumers Consent is a true, correct and complete conformed composite copy of the Power Purchase Agreement dated as of July 17, 1986, as amended, between Seller and MCV as in effect on June 1, 1990 (the "Composite PPA"). Other than as reflected in the Composite PPA or as may have been effected by the Consumers Consent, the RCA, the RDA, the parties' course of dealing under Section 7(c) of the PPA and the matters listed on Schedule 2.6 of the Disclosure Letter, there are no written amendments, modifications, additions, deletions or other changes to the Composite PPA. Prior to and after the Commercial Operation Date (as defined in the Composite PPA), Seller and the Partnership have entered into various agreements or undertakings including the Composite PPA and its amendments related to charges for capacity and energy purchased from the Partnership and delivered or made available to Seller (the "C&E Agreements"). The C&E Agreements taken collectively constitute a settlement or resolution of claims relating to the purchase of energy and capacity purported to be covered thereby for all periods from the Commerical Operation Date through and including September 15, 2007 and do not act to suspend or otherwise delay or toll Seller's rights to seek recovery from the Partnership with respect to such energy and capacity purchases.

                                   ARTICLE III

                           WARRANTIES OF THE COMPANIES

     Except as disclosed in the Disclosure Letter and except for any actions permitted by Section 5.1 of this Agreement, each of the Companies warrants to Purchaser as follows in this Article III:

          3.1 Organization and Qualification; Authority; Non-Contravention; Statutory Approvals.

          (a) Organization and Qualification. Each of the Companies, the Partnership and the Owner Participant is duly formed, validly existing and in good standing (to the extent such concepts are recognized under applicable Law) under the laws of the jurisdiction of its formation, has, as applicable, full corporate, partnership, limited liability company or similar power and authority to own, lease and operate its assets and properties and to conduct its business as presently conducted and is duly qualified to do business and is in good standing (to the extent such concepts are recognized under applicable Law) as a foreign corporation, partnership or limited liability company, as applicable, in all jurisdictions in which such qualification is necessary under applicable Law as a result of the conduct of its business or the ownership of its properties, except for those jurisdictions where failure to have such power and authority or to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth on Schedule 3.1(a) of the Disclosure Letter, neither the Companies nor, to the Knowledge of CMS Midland, the Partnership has been qualified to do business in any jurisdiction as a foreign corporation, partnership or limited liability company, as the case may be. True and complete copies of the Organizational Documents of each Company, the Partnership and the Owner Participant have been made available to the Purchaser.

          (b) Authority. Each of the Companies has full entity power and authority to enter into this Agreement and, subject to receipt of the Seller Required Statutory Approvals, to consummate the transactions contemplated hereby. The execution, delivery and performance by each of the Companies of this Agreement and the consummation by each of the Companies of the transactions contemplated hereby have been duly and validly authorized by all requisite entity action on the part of each of Companies, and no other corporate proceedings or approvals on the part of the Companies are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of the Companies and, assuming the due authorization, execution and delivery hereof by each other Party, constitutes the legal, valid and binding obligation of each of the Companies, enforceable against each of the Companies in accordance with its terms, except as limited by Laws affecting the enforcement of creditors' rights generally or by general equitable principles.

          (c) Non-Contravention. The execution and delivery of this Agreement by each of the Companies does not, and the consummation of the transactions contemplated hereby will not, result in any Violation or result in the creation of any Lien upon any of the properties or assets of each of the Companies or, to the Knowledge of CMS Midland, the Partnership, and to the Knowledge of CMS Holdings, the Owner Participant and the Lessor, pursuant to any provision of (i) subject to obtaining the third-party Consents set forth in Schedule 3.1(c) of the Disclosure Letter (the "Company Required Consents"), the Organizational Documents of the Company, the Partnership, the Owner Participant or the Lessor, as applicable; (ii) subject to obtaining the Company Required Consents, any lease, mortgage, indenture, note, bond, deed of trust, or other instrument or agreement of any kind to which the Company, the Partnership, the Owner Participant or the Lessor, as applicable, is a party or by which any of the Company, the Partnership, the Owner Participant or the Lessor, as applicable, may be bound; or (iii) subject to obtaining the Seller Required Statutory Approvals and the Company Required Statutory Approvals, any Law, Permit or Governmental Order applicable to each of the Companies, the Partnership, the Owner Participant or the Lessor, as applicable, other than in the case of clauses (i), (ii) and (iii) any such Violation or Lien which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (d) Statutory Approvals. Except for the filings or approvals (i) set forth in Schedule 3.1(d) of the Disclosure Letter (the "Company Required Statutory Approvals") and (ii) as may be required due to the regulatory or corporate status of Purchaser, no Consent of any Governmental Entity is required to be made or obtained by each of the Companies or, to the Knowledge of CMS Midland, the Partnership, and to the Knowledge of CMS Holdings, the Owner Participant and the Lessor, in connection with the execution and delivery of this Agreement or the consummation by each of the Companies of the transactions contemplated hereby, except those which the failure to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          3.2 Capitalization.

          (a) Partnership and Owner Participant. Schedule 3.2(a) of the Disclosure Letter sets forth for each of the Partnership and the Owner Participant as of the date hereof and as of the Closing Date: (i) its jurisdiction of formation; (ii) its authorized Equity Interests; (iii) the number of its issued and outstanding Equity Interests; and (iv) the Equity Interests that are owned by the applicable Company. The Equity Interests of the Partnership that are owned by CMS Midland and the Equity Interests of the Owner Participant that are owned by CMS Holdings, as applicable, as set forth on Schedule 3.2(a) of the Disclosure Letter, are owned free and clear of all Liens, other than Permitted Liens and other than as set forth in Schedule 3.2(a) of the Disclosure Letter. All the issued and outstanding Equity Interests in each of the Partnership and the Owner Participant that are owned, directly or indirectly, by a Company, as applicable, have been duly authorized and are validly issued and fully paid.

          (b) No Other Equity Interests. As of the date hereof, CMS Midland does not own, directly or indirectly, any Equity Interests in any Person other than the Partnership and, as of the Closing Date, CMS Midland will not own, directly or indirectly, any Equity Interests in any Person other than the Partnership, Alanna Holdings Corporation and Alanna Corporation. As of the date hereof, CMS Holdings does not own, directly or indirectly, any Equity Interests in any Person other than the Owner Participant and, as of the Closing Date, CMS Holdings will not own, directly or indirectly, any Equity Interests in any Person other than the Owner Participant, CMS Midland, Alanna Holdings Corporation and Alanna Corporation.

          (c) Agreements with Respect to Shares and Equity Interests of the Companies, the Partnership and the Owner Participant. Except (i) as set forth in
Schedule 3.2(c) of the Disclosure Letter, (ii) as provided for in the Organizational Documents of the applicable Company, the Partnership or the Owner Participant, as applicable, and (iii) as contemplated by Schedule 1.6 of the Disclosure Letter, there are no:

               (A) subscriptions, options, warrants, calls, conversion, exchange, purchase right or other written contracts, rights, agreements or commitments of any kind obligating, directly or indirectly, a Company, or, to the Knowledge of CMS Midland, the Partnership or, to the Knowledge of CMS Holdings, the Owner Participant, as applicable, to issue, transfer, sell or otherwise dispose of, or cause to be issued, transferred, sold or otherwise disposed of, any Equity Interests of a Company, the Partnership or the Owner Participant, as applicable, or any securities convertible into or exchangeable for any such Equity Interests; or

               (B) agreements, partnership agreements, voting trusts, proxies or other agreements, instruments or understandings to which a Company or, to the Knowledge of CMS Midland, the Partnership or, to the Knowledge of CMS Holdings, the Owner Participant, as applicable, is a party, or by which a Company or, to the Knowledge of CMS Midland, the Partnership or, to the Knowledge of CMS Holdings, the Owner Participant, as applicable, is bound, relating to the voting of any shares of the Equity Interests of a Company, the Partnership or the Owner Participant, as applicable.

          3.3 Financial Statements. (a) Each of the Companies has provided to Purchaser copies of its respective unaudited balance sheet as of December 31, 2005 and unaudited statement of operations for the year ended December 31, 2005 (each a "Company Financial Statement" and collectively, the "Companies Financial Statements"). Each Company Financial Statement, as applicable, fairly presents in all material respects the consolidated assets and liabilities of such Company, as the case may be, as of December 31, 2005 and the results of such Company's operations, as the case may be, for the period indicated (except for normal and recurring year-end adjustments and for the absence of notes).

          (b) To the Knowledge of CMS Midland, the audited consolidated balance sheet of the Partnership as of December 31, 2005 and the audited consolidated statements of operations, statements of partners' equity and comprehensive income (loss) and statements of cash flows of the Partnership for the year ended December 31, 2005 (including the notes thereto) included in the Partnership's Form 10-K for the fiscal year ended December 31, 2005 filed with the U.S. Securities and Exchange Commission fairly present in all material respects the consolidated assets and liabilities of the Partnership as of December 31, 2005 and the results of its operations and cash flows for the year ended December 31, 2005.

          (c) To the Knowledge of CMS Holdings, the audited statement of assets, liabilities and capital of the Owner Participant as of December 31, 2004 and the audited statement of revenues and expenses, statement of cash flows and statement of changes in partners' deficit for the year ended December 31, 2004 (including the notes thereto) fairly present in all material respects the assets, liabilities and capital of the Owner Participant as of December 31, 2004 and its revenues and expenses, changes in partners' deficit and cash flows for the year ended December 31, 2004.

          3.4 Absence of Certain Changes or Events.

          (a) Since December 31, 2005 through the date hereof, except as set forth in Schedule 3.4(a) of the Disclosure Letter, other than in connection with the transactions contemplated by this Agreement, none of the Companies, or, to the Knowledge of CMS Midland, the Partnership or, to the Knowledge of CMS Holdings, the Owner Participant, has taken any of the actions set forth in Sections 5.1(b) through 5.1(o), that, if taken after the execution and delivery of this Agreement, would require the consent of Purchaser pursuant to Section 5.1.

          (b) Since December 31, 2005, there has not been any change, event, condition, circumstance, occurrence or development which has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (c) Since December 31, 2005, none of the Companies or, to the Knowledge of CMS Midland, the Partnership or, to the Knowledge of CMS Holdings, the Owner Participant has incurred any Liability that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          3.5 Tax Matters. Except as set forth in Schedule 3.5 of the Disclosure Letter, to the Knowledge of the applicable Company:

          (a) each of the Companies and, to the Knowledge of CMS Midland, the Partnership and, to the Knowledge of CMS Holdings, the Owner Participant has (A) filed (or there has been filed on its behalf) with the appropriate Governmental Entity all Material Tax Returns required to have been filed by it, (B) duly paid in full or made provision in accordance with GAAP (or there has been paid or provision has been made on its behalf) for the payment of all Taxes shown as due or payable on such Tax Returns and (C) included in such Tax Returns all required disclosure of positions taken therein that could give rise to a substantial underpayment penalty under Section 6662 of the Internal Revenue Code of 1986, as amended (the "Code"), or any similar provision of state, local or other Tax law;

          (b) no Material audits or other administrative proceedings or court proceedings are, as of the date hereof, pending with regard to any Taxes or Tax Returns of each of the Companies and, to the Knowledge of CMS Midland, the Partnership and, to the Knowledge of CMS Holdings, the Owner Participant and none of the Companies and, to the Knowledge of CMS Midland, the Partnership or, to the Knowledge of CMS Holdings, the Owner Participant has been informed in writing or orally of the planned commencement of any such audit or administrative proceedings;

          (c) neither the Companies nor to the Knowledge of CMS Midland with respect to the Partnership or to the Knowledge of CMS Holdings with respect to the Owner Participant has waived the applicable statute of limitations for the assessment or collection of any Material Taxes;

          (d) there are no Liens on any assets of any of the Companies or, to the Knowledge of CMS Midland, the Partnership or, to the Knowledge of CMS Holdings, the Owner Participant in connection with the failure to pay any Material Tax, except to the extent of statutory Liens existing for any Taxes accruing but not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established;

          (e) each of the Companies has made available to Purchaser complete and accurate copies of all material income Tax Returns of such Company (or pro forma Tax Returns if such Company was included in a consolidated or combined Tax Return), for the years 2002, 2003, 2004, as filed or subsequently amended;

          (f) all material Taxes which (i) to the Knowledge of CMS Midland, the Partnership, (ii) to the Knowledge of CMS Holdings, the Owner Participant or
(iii) the Companies have been required to collect or withhold have been duly collected or withheld, and to the extent required, have been or will be duly paid when due to the proper Governmental Entity;

          (g) none of the property of any of the Companies, to the Knowledge of CMS Midland, the Partnership, or, to the Knowledge of CMS Holding, the Owner Participant is (A) subject to a safe harbor lease (pursuant to Section 168(f)(8) of the Code as in effect after the Economic Recovery Tax Act of 1981 and before the Tax Reform Act of 1986) or (B) (other than the existing $200,000,000 of tax exempt pollution control revenue refunding bonds outstanding with respect to the Facility) "tax exempt use property" (within the meaning of Section 168(h) of the
Code) or "tax exempt bond financed property" (within the meaning of Section 168(g)(5) of the Code);

          (h) (i) neither of the Companies, or (ii) to the Knowledge of CMS Midland, the Partnership, or (iii) to the Knowledge of CMS Holding, the Owner Participant has been a party to a transaction that, after the Closing, will cause the Companies, the Partnership or the Owner Participant, as applicable, to recognize gain under either Section 355(d) or 355(e) of the Code;

          (i) CMS Midland is the "tax matters partner" for the Partnership;

          (j) no shareholder of the Companies is a foreign person as defined in
Section 1445 of the Code;

          (k) neither of the Companies has any liability for the Taxes of any other Person under applicable law, as a transferee or successor, or otherwise;

          (l) no written claim is pending by any authority in a jurisdiction where any of the Companies, the Partnership (subject to the Knowledge of CMS Midland) or the Owner Participant (subject to the Knowledge of CMS Holdings) does not file Tax Returns that such entity is or may be subject to taxation in that jurisdiction;

          (m) neither of the Companies has engaged in any transaction that would be reportable pursuant to Treasury Regulation Section 1.6011-4 that has not been properly reported in its Tax Returns;

          (n) neither of the Companies nor to the Knowledge of CMS Midland with respect to the Partnership or to the Knowledge of CMS Holdings with respect to the Owner Participant will be required (i) to include any amount in income for any taxable period (or portion thereof) beginning after the Closing Date as a result of a change in accounting method for any prior taxable period or pursuant to any agreement with any Governmental Entity or (ii) to include in any taxable period (or portion thereof) beginning after the Closing Date any income that accrued in a prior period but was not recognized in the prior period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting or the cash method of accounting;

          (o) as of December 31, 2005, the tax basis that CMS Midland had in its equity interest in the Partnership for purposes of Section 731 of the Code was not less than $175,000,000 and the capital account with respect to such equity interest for purposes of Section 704(b) of the Code and the Treasury Regulations thereto was not less than $175,000,000. As of December 31, 2005, the tax basis that CMS Holdings had in its equity interest in the Owner Participant for purposes of Section 731 of the Code was not less than negative $100,000,000 (disregarding the partner's share of partnership liabilities); and

          (p) as of December 31, 2005, the net operating losses of CMS Midland that were available for a carryforward pursuant to Section 172 of the Code, were not less than $20,000,000.

          3.6 Litigation. Except as set forth in Schedule 3.6 of the Disclosure Letter, there is no action, claim, suit or other proceeding at law or in equity pending or, to the Knowledge of the applicable Company, threatened against a Company or affecting the assets or properties of a Company that, if adversely determined, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth in Schedule
3.6 of the Disclosure Letter, to the Knowledge of CMS Midland with respect to the

Partnership and to the Knowledge of CMS Holdings with respect to the Owner Participant, there is no action, claim, suit or other proceeding at law or in equity pending or threatened against the Partnership or the Owner Participant, as applicable, or affecting its respective assets or properties that, if adversely determined, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          3.7 Compliance with Laws.

          (a) Except as set forth in Schedule 3.7(a) of the Disclosure Letter, neither of the Companies has been given notice of or been charged with any violation of, or, to the Knowledge of the applicable Company, is in violation of or is under investigation with respect to any violation of, any Law or Governmental Order, except in each case for violations which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth in Schedule 3.7(a) of the Disclosure Letter, to the Knowledge of CMS Midland with respect to the Partnership and to the Knowledge of CMS Holdings with respect to the Owner Participant, neither the Partnership nor the Owner Participant, as applicable, has been given notice of or been charged with any violation of, or is in violation of or is under investigation with respect to any violation of, any Law or Governmental Order, except for violations which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (b) This Section 3.7 does not relate to Tax matters, which are instead the subject of Section 3.5, employee benefits matters, which are instead the subject of Section 3.8, Company Permits, which are instead the subject of
Section 3.9, or environmental matters, which are instead the subject of Section 3.12.

          3.8 Employee Benefits.

          (a) Schedule 3.8(a) of the Disclosure Letter contains a list of each material bonus, incentive or deferred compensation, pension, retirement, profit-sharing, savings, employment, consulting, compensation, stock purchase, stock option, phantom stock or other equity-based compensation, severance pay, termination, change-in-control, retention, salary continuation, vacation, sick leave, disability, death benefit, group insurance, hospitalization, medical, dental, life, loan, educational assistance, and other fringe benefit plans, programs, agreements and arrangements maintained, to the Knowledge of CMS Midland, by the Partnership or any trade or business, whether or not incorporated, that together with the Partnership would be deemed a "single employer" within the meaning of Section 4001 of ERISA (an "ERISA Affiliate") for the benefit of any employee or former employee of the Partnership (collectively, the "Partnership Plans").

          (b) With respect to each Partnership Plan, the Partnership has provided or made available to Purchaser true and complete copies of the following documents, to the extent applicable: (1) a copy of such Partnership Plan (including all amendments thereto), (2) a copy of the annual report and actuarial report, if required under ERISA or the Code, for the two (2) most recently ended plan years, (3) a copy of the most recent summary plan description, if required under ERISA, (4) if such Partnership Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto) and the most recent financial statements, and (5) the most recent determination or opinion letter, as applicable, received from the Internal Revenue Service with respect to such Partnership Plan if it is intended to qualify under Section 401(a) of the Code.

          (c) To the Knowledge of CMS Midland, each Partnership Plan has been administered in all material respects in compliance with its terms and applicable Law, including ERISA and the Code. To the Knowledge of CMS Midland, there is no pending or threatened legal action, suit or claim relating to the Partnership Plans (other than routine claims for benefits). To the Knowledge of CMS Midland, each Partnership Plan which is intended to qualify under Section 401(a) of the Code is qualified in form and operation and has received a favorable determination letter from the Internal Revenue Service and, to the Knowledge of CMS Midland, no circumstances exist that could be expected to result in the revocation of any such favorable determination or opinion letter, as applicable. To the Knowledge of CMS Midland, each funding vehicle of a Partnership Plan that is intended to be part of a voluntary employees' beneficiary association within the meaning of Section 501(c)(9) of the Code has
(A) received an opinion letter from the Internal Revenue Service recognizing its exempt status under Section 501(c)(9) of the Code and (B) filed a timely notice with the Internal Revenue Service pursuant to Section 505(c) of the Code, and, to the Knowledge of CMS Midland, no circumstances exist that could be expected to result in the loss of the exempt status of such funding vehicle under Section 501(c)(9) of the Code.

          (d) To the Knowledge of CMS Midland, neither the Partnership nor any ERISA Affiliate has ever maintained, contributed to, or had an obligation to contribute to, a plan that is (i) subject to Title IV of ERISA or Section 412 of the Code, (ii) a "multiemployer plan" within the meaning of Section 3(37) of ERISA, (iii) maintained by more than one employer within the meaning of Section 413(c) of the Code, or (iv) a "multiple employer welfare arrangement" within the meaning of Section 3(40) of ERISA.

          (e) To the Knowledge of CMS Midland, all contributions or premiums to each Partnership Plan required under the terms of such Partnership Plan or applicable Law have been timely made. To the Knowledge of CMS Midland, all Material liabilities or expenses of the Partnership in respect of any Partnership Plan have been properly accrued on the most recent financial statements of the Partnership in compliance with GAAP.

          (f) Except as set forth in Schedule 3.8(f) of the Disclosure Letter, to the Knowledge of CMS Midland, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) entitle any current or former employee or director of the Partnership to any payment or result in any payment becoming due, increase the amount of any compensation due, or result in the acceleration of the time of any payment due to any such person or (ii) increase any benefits otherwise payable under any Partnership Plan or result in the acceleration of the time of payment or vesting of any benefit under a Partnership Plan.

          (g) To the Knowledge of CMS Midland, no Partnership Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of the Partnership beyond their retirement or other termination of service, other than (i) coverage mandated solely by applicable Law, (ii) death benefits or retirement benefits under any "employee pension benefit plan" within the meaning of Section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of the Partnership or (iv) benefits the costs of which are borne entirely by the current or former employee or his or her beneficiary. Except as otherwise provided by applicable Law or written Partnership Plan terms, to the Knowledge of CMS Midland, there are no restrictions on the rights of the Partnership to unilaterally amend or terminate any such Partnership Plan at any time without incurring any material liability pursuant to the terms thereof.

          (h) Neither of the Companies has any liabilities to any employees or with respect to any employee benefit plans.

          (i) To the Knowledge of CMS Midland, neither the Partnership nor any plan fiduciary of any Partnership Plan has engaged in any transaction in violation of Section 406 of ERISA (for which transaction no exemption exists under Section 408 of ERISA) or in any "prohibited transaction" as defined in
Section 4975(c)(1) of the Code (for which no exemption exists under Section 4975(c)(2) or 4975(d) of the Code.

          3.9 Permits.

          (a) Except as set forth in Schedule 3.9(a) of the Disclosure Letter, each of the Companies and, to the Knowledge of CMS Midland, the Partnership and, to the Knowledge of CMS Holdings, the Owner Participant has all Permits that are necessary for it to conduct its operations in the manner in which they are presently conducted, other than any such Permits the failure of which to have would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (collectively, "Company Permits"). Except as set forth in Schedule 3.9(a) of the Disclosure Letter, each Company Permit held by the applicable Company is in full force and effect other than any failure to be in full force and effect which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth in Schedule 3.9(a) of the Disclosure Letter, to the Knowledge of CMS Midland with respect to the Partnership and to the Knowledge of CMS Holdings with respect to the Owner Participant, each Company Permit held by the Partnership and the Owner Participant, as applicable, is in full force and effect other than any failure to be in full force and effect which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (b) This Section 3.9 does not relate to environmental matters, which are instead the subject of Section 3.12.

          3.10 Tangible Property. Except as to CMS Midland as specified in
Schedule 3.10 of the Disclosure Letter, neither Company (i) now owns, controls or possesses any tangible property (real or personal), or interest therein, and
(ii) has ever owned, controlled or possessed any tangible property (real or personal), except, in each case, such property as is owned, controlled and possessed by the Partnership, the Owner Participant or the Lessor, as the case may be.

          3.11 Contracts.

          (a) Set forth in Schedule 3.11(a) of the Disclosure Letter is, as of the date hereof, a list of the following agreements and contracts to which the Companies or, to the Knowledge of CMS Midland, the Partnership or, to the Knowledge of CMS Holdings, the Owner Participant is a party or by which any of their respective properties or assets are bound, other than any insurance policies covering the Companies, the Partnership or the Owner Participant or any of their respective assets (the agreements and contracts set forth in Schedule 3.11(a) of the Disclosure Letter are referred to herein as the "Company Material Contracts" and, as used in this Section 3.11, "Contracting Party" shall refer to any Company, the Partnership or the Owner Participant party to such Company Material Contract):

               (i) (A) all currently effective MCV Gas Contracts and MCV Gas Transportation Agreements (as each such term is defined in the MCV Partnership Agreement), (B) all currently effective Dow Contracts, other Backup Agreements, Consumers Contracts, Facilities Agreements, Transaction Documents and Financing Documents (as each such term is defined in Appendix A; in each case by trust where there are separate documents for each undivided interest transaction), (C) each assignment to The Dow Chemical Company ("Dow") of an --- interest in any MCV Gas Contract or MCV Transportation Contract and (D) each contract or agreement to which a Company is party in its individual capacity;

               (ii) all Operating Contracts providing for the payment by or to the Contracting Party in excess of $2,500,000 (the "Agreed Amount") per year, other than (x) any agreements with any Company or the Partnership or the Owner Participant to document certain intercompany loans or (y) any agreements among any Company, the Partnership or the Owner Participant for the provision of services and/or payment of costs, which are terminable by either party thereto upon not more than sixty (60) days' notice;

               (iii) all Trading Contracts which (A) provide for payment to or from the Contracting Party in excess of the Agreed Amount per year (or its equivalent as of the date of this Agreement in foreign currency if such agreement is denominated in foreign currency) or (B) have a notional amount in excess of the Agreed Amount;

               (iv) all contracts (other than Operating Contracts) requiring a future capital expenditure by the Contracting Party in excess of the Agreed Amount in any twelve-month period;

               (v) all contracts or agreements under which the Contracting Party is obligated to sell real or personal property having a value in excess of the Agreed Amount other than in the ordinary course of business;

               (vi) all shareholders, partnership, voting or similar agreements to which the Partnership or the Owner Participant is a party, by which the Partnership or the Owner Participant is bound or to which the Partnership or the Owner

          Participant is subject (other than any such agreements of the Partnership or the Owner Participant that is wholly owned, directly or indirectly, by any Company, or by which any such Person is bound);

               (vii) all contracts or agreements under which the Contracting Party (1) created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness, (2) granted a Lien on its assets, whether tangible or intangible, to secure such indebtedness or
          (3) extended credit or advanced funds to any Person, in each case, in excess of the Agreed Amount;

               (viii) all executory contracts for the purchase or sale of any business, corporation, partnership, joint venture, association or other business organization or any division, assets, operating unit or product line thereof which have a purchase or sale price in excess of the Agreed Amount;

               (ix) to the Knowledge of the applicable Company, all contracts or agreements establishing any joint venture;

               (x) all agreements that grant a right of first refusal or similar right with respect to (A) any assets of the Contracting Party having a value in excess of the Agreed Amount or (B) any direct or indirect economic interest in the Contracting Party having a value in excess of the Agreed Amount;

               (xi) any contract or agreement providing for the use of material Intellectual Property which has an annual license payment or fee in excess of $500,000; and

               (xii) any other agreement not covered in clauses (i) through (xi) above that involves payment by or to the Contracting Party of more than the Agreed Amount annually or twice the Agreed Amount in the aggregate under such agreement, other than those that can be terminated without penalty in excess of 20% of the Agreed Amount to the Contracting Party upon not more than sixty (60) days' notice.

          (b) Except as set forth in Schedule 3.11(b)(i) of the Disclosure Letter, the Companies have made available to Purchaser complete and correct copies of all Company Material Contracts. Except as set forth in Schedule 3.11(b)(ii) of the Disclosure Letter, each Company Material Contract is (i) to the Knowledge of the applicable Company with respect to Company Material Contracts to which any of the Partnership, the Owner Participant or the Lessor is a party, in full force and effect and (ii) the valid and binding obligation of the Companies or, to the Knowledge of the applicable Company, the Partnership, the Owner Participant and the Lessor, as the case may be, and, to the Knowledge of the applicable Company, of each other party thereto, in each case (x) except as limited by Laws affecting the enforcement of creditors' rights generally or by general equitable principles and (y) with such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth in Schedule 3.11(b)(ii) of the Disclosure Letter, none of the Companies or, to the Knowledge of the applicable Company, the Partnership, the Owner Participant or the Lessor is in breach or default under any Company Material Contract, which breach or default has not been waived, and, to the Knowledge of the applicable Company, no other party to any Company Material Contract is in breach or default, except in each case, for any breach or default that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of CMS Midland, no "Lease Default" or "Lease Event of Default" (as such defined terms are applicable) exists under a Company Material Contract to which the Partnership is a party.

          3.12 Environmental Matters. Except as set forth in Schedule 3.12 of the Disclosure Letter, or as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

          (a) each of the Companies and, to the Knowledge of the applicable Company, the Partnership and the Lessor, are in compliance with all applicable Environmental Laws, including having and complying with all terms and conditions of all Permits required under applicable Environmental Laws or that are necessary for them to conduct their operations in the manner in which they are presently conducted and all such Permits are in full force and effect and not subject to appeal or challenge;

          (b) none of the Companies or, to the Knowledge of the applicable Company, the Partnership or the Lessor (i) has received from any Governmental Entity any written notice of violation of, alleged violation of, non-compliance with, or Liability or potential Liability pursuant to, any Environmental Law, other than notices with respect to matters that have been resolved and for which any Company or, to the Knowledge of the applicable Company, the Partnership or the Lessor has no further obligations outstanding or (ii) is subject to any outstanding Governmental Order, "consent order" or other agreement with regard to any violation, noncompliance or Liability under any Environmental Law;

          (c) no judicial proceeding or governmental or administrative action is pending under any applicable Environmental Law or relating to Hazardous Substances to which any Company or, to the Knowledge of the applicable Company, the Partnership or the Lessor is or has been a party;

          (d) none of the Companies or, to the Knowledge of the applicable Company, the Partnership or the Lessor has received any written notice, claim or demand from any Person, including any Governmental Entity, seeking costs of response, damages or requiring remedial action relating to (i) any Release of Hazardous Substances at, on or beneath any Company's, the Partnership's or the Lessor's current facilities or (ii) a Release of Hazardous Substances at any third party property to which Hazardous Substances generated by any Company, the Partnership or the Lessor were sent for treatment or disposal; and

          (e) to the Knowledge of the applicable Company, each of the Companies, the Partnership and the Lessor have made available to Purchaser true and correct copies of all material audits, assessments, evaluations and similar reports or documents in their possession relating to the environmental compliance or condition of assets and facilities owned or operated by the Companies, the Partnership or the Lessor.

     Notwithstanding any of the warranties contained elsewhere in this Agreement, all environmental matters shall be governed exclusively by this
Section 3.12.

          3.13 Labor Matters.

          (a) Schedule 3.13(a) of the Disclosure Letter contains a list of all collective bargaining agreements to which any Company or, to the Knowledge of the applicable Company, the Partnership, the Owner Participant or the Lessor is bound.

          (b) Except as set forth on Schedule 3.13(b) of the Disclosure Letter, no employees of any Company or, to the Knowledge of the applicable Company, the Partnership, the Owner Participant or the Lessor are represented by any labor organization with respect to their employment with the Companies, the Partnership, the Owner Participant or the Lessor, as applicable.

          (c) To the Knowledge of the applicable Company, there are no Material labor union organizing activities with respect to any employees of any Company, the Partnership, the Owner Participant or the Lessor.

          (d) Since January 1, 2004, there have been no pending or, to the Knowledge of the applicable Company, threatened unfair labor practices, work stoppages, slowdowns, strikes, lockouts, arbitrations, grievances, or other labor disputes involving employees of any Company, or, to the Knowledge of the applicable Company, the Partnership, the Owner Participant or the Lessor, in each case, that is Material.

          3.14 Intellectual Property. Except as would not reasonably be expected to have a Company Material Adverse Effect, (a) each of the Companies and, to the Knowledge of the applicable Company, the Partnership and the Lessor owns, or has the right to use, all patents, patent rights (including patent applications and licenses), know-how, trade secrets, trademarks (including trademark applications), trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights (collectively, "Intellectual Property") used in and necessary for the conduct of the businesses of the Companies, the Partnership and the Lessor as currently conducted, (b) to the Knowledge of the applicable Company, the use of the Intellectual Property used in the businesses of the Companies, the Partnership and the Lessor as currently conducted does not infringe or otherwise violate the Intellectual Property rights of any third party, (c) to the Knowledge of the applicable Company, no third party is challenging, infringing or otherwise violating any right of any Company, the Partnership and the Lessor in any Intellectual Property necessary for the conduct of the businesses of the Companies, the Partnership and the Lessor as currently conducted, and (d) none of the Companies or, to the Knowledge of the applicable Company, the Partnership and the Lessor has received any written notice of any pending claim that Intellectual Property used in and necessary for the conduct of the businesses of the Companies, the Partnership and the Lessor as currently conducted infringes or otherwise violates the Intellectual Property rights of any third party.

          3.15 Affiliate Contracts. Schedule 3.15 of the Disclosure Letter contains a true and complete list of each material agreement or contract as of the date hereof between (i) any Company, the Partnership, the Owner Participant or the Lessor, on one hand and (ii) a Seller or any Affiliate thereof (other than the Companies, the Partnership, the Owner Participant or the Lessor) on the other (collectively, the "Affiliate Contracts").

          3.16 Insurance. Set forth on Schedule 3.16 of the Disclosure Letter is a list of all material policies of insurance under which any Company's or, to the Knowledge of CMS Midland, the Partnership's assets or business activities are covered, including for each such policy the type of policy, the name of the insured, the term of the policy, a description of the limits of such policy, the basis of coverage and the deductibles. Except as set forth on Schedule 3.16 of the Disclosure Letter, to the Knowledge of CMS Midland, the Partnership maintains all policies of insurance to the extent required by any applicable Financing Facility, except where the failure to maintain such policies of insurance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          3.17 Brokers and Finders. None of Seller, any Company or, to the Knowledge of the applicable Company, the Partnership or the Owner Participant has entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or Person to any broker's or finder's fee or any other commission or similar fee payable by any Company in connection with any of the transactions contemplated by this Agreement, except J.P. Morgan Securities Inc., whose fees and expenses are governed by Section 5.6.

          3.18 Absence of Certain Matters and Notices. There is no pending matter concerning CMS Holdings that has been referred to an arbitrator pursuant to Article X of the FMLP Partnership Agreement and no Notice of Dispute (as defined in the FMLP Partnership Agreement) concerning CMS Holdings that is pending.

                                   ARTICLE IV

                             WARRANTIES OF PURCHASER

     Except as set forth in the Purchaser Disclosure Schedules, Purchaser warrants to the Company and to each Seller as follows in this Article IV:

          4.1 Organization and Qualification. Purchaser is a corporation, duly formed, validly existing and in good standing under the laws of Delaware and has full power and authority to own, lease and operate its assets and properties and to conduct its business as presently conducted. Purchaser is duly qualified to do business and in good standing as a foreign corporation in all jurisdictions in which such qualification is necessary under applicable Law as a result of the conduct of its business or the ownership of its properties, except for those jurisdictions where failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

          4.2 Authority; Non-Contravention; Statutory Approvals.

          (a) Authority. Purchaser has full corporate power and authority to enter into this Agreement and, subject to receipt of the Purchaser Required Statutory Approvals, to consummate the transactions contemplated hereby. The execution, delivery and performance by

Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby have been duly and validly authorized by all requisite action on the part of Purchaser, and no other proceedings or approvals on the part of Purchaser are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery hereof by each other Party, constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as limited by Laws affecting the enforcement of creditors' rights generally or by general equitable principles.

          (b) Non-Contravention. Except as set forth on Schedule 4.2(b) of the Disclosure Letter, the execution and delivery of this Agreement by Purchaser do not, and the consummation of the transactions contemplated hereby will not, result in any Violation or result in the creation of any Lien upon any of the properties or assets of Purchaser pursuant to any provision of (i) the Organizational Documents of Purchaser; (ii) subject to obtaining the third-party Consents set forth in Schedule 4.2(b) of the Disclosure Letter (the "Purchaser Required Consents"), any lease, mortgage, indenture, note, bond, deed of trust, or other instrument or agreement of any kind to which Purchaser is a party or by which Purchaser may be bound; or (iii) subject to obtaining the Purchaser Required Statutory Approvals, any Law, Permit or Governmental Order applicable to Purchaser, other than in the case of clauses (i), (ii) and (iii) for any such Violation or Lien which would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

          (c) Statutory Approvals. Except for the filings or approvals (i) set forth in Schedule 4.2(c) of the Disclosure Letter (the "Purchaser Required Statutory Approvals") and (ii) as may be required due to the regulatory or corporate status of Seller or the Companies, no Consent of any Governmental Entity is required to be made or obtained by Purchaser in connection with the execution and delivery of this Agreement or the consummation by Purchaser of the transactions contemplated hereby, except those which the failure to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

          4.3 Financing. Purchaser has, and will have at the Closing, available cash and credit capacity, either in its accounts, through binding and enforceable credit arrangements or borrowing facilities or otherwise, (i) to pay the Purchase Price at the Closing, (ii) to pay all fees and expenses required to be paid by Purchaser in connection with the transactions contemplated by this Agreement, pursuant to Section 5.6 or otherwise, and (iii) to perform all of its other obligations hereunder including, without limitation, its obligations under
Section 5.12 and the SEPA Payment Agreement (the "Financing Arrangements"), all without any distributions from the Companies and neither of the Companies will be required to assume or become liable for such Financing Arrangements prior to the time immediately following the Closing. A description of the Financing Arrangements is set forth on Schedule 4.3 of the Disclosure Letter. Prior to the date of this Agreement, Purchaser has provided Seller with copies of all documentation relating to the Financing Arrangements, including any commitment letters for any of the foregoing, which Purchaser intends to utilize to make the payments described in this Section 4.3. To the extent that this Agreement must be in a form acceptable to a lender, such lender has approved this Agreement and there are no other material contingencies to the lender's obligations under the Financing Arrangements or otherwise.

          4.4 Litigation. Except as set forth in Schedule 4.4 of the Disclosure Letter, there is no action, claim, suit or proceeding at law or in equity pending or, to the Knowledge of Purchaser, threatened against Purchaser or any of its Subsidiaries or affecting any of their respective assets or properties that, if adversely determined, would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect. There are no Governmental Orders of or by any Governmental Entity applicable to Purchaser or any of its Subsidiaries except for such that would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

          4.5 Investment Intention; Sufficient Investment Experience; Independent Investigation. Purchaser is acquiring the Shares for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(a)(11) of the United States Securities Act of 1933 (the "Securities Act")) thereof in a manner not permitted by the Securities Act. Purchaser understands that the Shares have not been registered under the Securities Act and, if and to the extent the Securities Act applies, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available and pursuant to registration or qualification (or exemption therefrom) under applicable state securities laws. Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the Companies and the merits and risks of an investment in the Shares. Purchaser has been given adequate opportunity to examine all documents provided by, conduct due diligence and ask questions of, and to receive answers from, Seller, the Companies and their respective representatives concerning the Companies and Purchaser's investment in the Shares. Purchaser acknowledges and affirms that it has completed its own independent investigation, analysis and evaluation of the Companies, the Partnership, the Owner Participant and the Lessor, that it has made all such reviews and inspections of the business, assets, results of operations and condition (financial or otherwise) of the Companies, the Partnership, the Owner Participant and the Lessor as it has deemed necessary or appropriate, and that in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby it has relied on its own independent investigation, analysis, and evaluation of the Companies, the Partnership, the Owner Participant and the Lessor and Seller's warranties set forth in Article II and the Companies' warranties set forth in Article III.

          4.6 Brokers and Finders. Purchaser has not entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or Person to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

          4.7 Qualified for Permits. Purchaser is qualified to obtain any Permits necessary for the operation by Purchaser of the Companies (including the ownership of the Equity Interests in the Owner Participant and the Partnership) as of the Closing in the same manner as the Companies are currently operated.

          4.8 No Knowledge of Seller or Company Breach. Neither Purchaser nor any of its Affiliates has Knowledge of any material breach or inaccuracy of (i) any warranty of Seller set forth in Article II hereof or (ii) any warranty of the Companies set forth in Article III hereof.

          4.9 Environmental Review. Purchaser has completed its on-site review of environmental matters.

                                    ARTICLE V

                                    COVENANTS

          5.1 Conduct of Business. After the date hereof and prior to the Closing or earlier termination of this Agreement, except as set forth in
Schedule 5.1 of the Disclosure Letter and except (i) as contemplated in or permitted by this Agreement, (ii) as may be required to comply with any Company Material Contract (including any Financing Facility), (iii) in connection with necessary or prudent repairs due to breakdown or casualty, or other actions taken in response to a business emergency or other unforeseen operational matters, (iv) in connection with necessary or prudent maintenance consistent with manufacturer's recommendations and warranties, (v) as required by applicable Law, or (vi) to the extent Purchaser shall otherwise consent, which decision regarding consent shall be made promptly and which consent shall not be unreasonably withheld, conditioned or delayed, Seller shall exercise the voting, governance and contractual powers available to it to cause the Companies to and each of the Companies shall, to the extent reasonably possible, exercise the voting, governance and contractual powers available to the Companies to cause the Partnership, the Owner Participant and the Lessor to (but subject in each case to any contractual, fiduciary or similar obligation of Seller, any Company, the Partnership, the Owner Participant or the Lessor):

          (a) conduct its businesses in the ordinary and usual course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use reasonable efforts to preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, creditors, lessors, employees and business associates;

          (b) not (i) amend its Organizational Documents other than amendments which are ministerial in nature or not otherwise material; (ii) split, combine or reclassify its outstanding Equity Interests; or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock;

          (c) not issue, sell, or dispose of any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock, other than any issuance, sale or disposal, solely among each of the Companies, the Partnership or the Lessor;

          (d) not incur any indebtedness other than (i) borrowings in the ordinary course of business or (ii) borrowings under existing credit facilities as such facilities may be amended or replaced;

          (e) not, other than (i) in the ordinary and usual course of business or (ii) in the case of the Partnership or the Lessor, to the extent not prohibited by a Financing Facility, make any commitments for or make capital expenditures in excess of $2,500,000 individually or $5,000,000 in the aggregate;

          (f) not, other than in the ordinary and usual course of business consistent with past practice, make any acquisition of, or investment in, assets or stock of any other Person or entity;

          (g) not, other than in the ordinary and usual course of business or in the case of the Partnership or the Lessor, to the extent not prohibited by a Financing Facility, sell, lease, license, encumber or otherwise dispose of any of its assets in excess of $2,500,000 individually or $5,000,000 in the aggregate;

          (h) not terminate, establish, adopt, enter into, make any new grants or awards of stock-based compensation or other benefits under, amend or otherwise materially modify any Partnership Plan or increase the salary, wage, bonus or other compensation of any directors, officers or employees except (i) for grants or awards to directors, officers and employees under existing Partnership Plans in such amounts and on such terms as are consistent with past practice, (ii) in the normal and usual course of business (which shall include normal periodic performance reviews and related plans and the provision of individual Partnership Plans consistent with past practice for newly hired, appointed or promoted officers and employees) or (iii) for actions necessary to satisfy existing contractual obligations under Partnership Plans;

          (i) not change any Material financial or Material Tax accounting methods, policies, practices or elections, except as required by GAAP or the Code, respectively;

          (j) not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Transaction);

          (k) not settle or compromise any material litigation requiring payment of an amount in excess of the reserves established therefor, or waive, release or assign any material claims, in each case other than in an amount not to exceed $2,500,000 individually or $5,000,000 in the aggregate;

          (l) other than, in the case of the Partnership or the Lessor, to the extent not prohibited by a Financing Facility, not (i) amend or modify any Company Material Contract in any material respect, (ii) terminate any Company Material Contract or (iii) enter into any contract, agreement or instrument that would have been required to be set forth on Schedule 3.11(a) of the Disclosure Letter had it been entered into prior to the date of this Agreement;

          (m) not amend, modify, terminate or enter into any Trading Contract other than, in the case of the Partnership, (i) for fiscal year 2006 requirements, in the ordinary course of business consistent with past practice and within written parameters established by the management committee of the Partnership and (ii) for fiscal year 2007 requirements, in the ordinary course of business consistent with past practice and within written parameters to be established by such management committee after notice to, and consultation with, the Purchaser;

          (n) unless not available on commercially reasonable terms, fail to maintain insurance with financially responsible or nationally recognized insurers in such amounts and against such risks and losses as are consistent with the insurance maintained by it in the ordinary and usual course of business; and

          (o) not commit to take any of the actions set forth in subsections
(b)-(n) of this Section 5.1.

          5.2 Regulatory Approvals.

          (a) Regulatory Approvals. Each Party shall cooperate and use reasonable efforts to prepare and file as soon as practicable all applications, notices, petitions, filings and other documents necessary to obtain, and shall use reasonable efforts to obtain, the Seller Required Statutory Approvals and the Purchaser Required Statutory Approvals. The Parties further agree to use reasonable efforts (i) to take any act, make any undertaking or receive any clearance or approval required by any Governmental Entity or applicable Law and
(ii) to satisfy any conditions imposed by any Governmental Entity, in each case, in order to consummate the transaction contemplated hereby as soon as reasonably possible. Each of the Parties shall (i) respond as promptly as practicable to any inquiries or requests received from any Governmental Entity for additional information or documentation and (ii) not enter into any agreement with any Governmental Entity that would reasonably be expected to adversely affect the Parties' ability to consummate the transactions contemplated by this Agreement, except with the prior consent of the other Parties (which shall not be unreasonably withheld or delayed).

          (b) Communications. The Parties shall promptly provide the other Parties with copies of all filings made with, and inform one another of any communications received from, any Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

          5.3 Required Consents. Seller and the Companies, on the one hand, and Purchaser, on the other hand, agree to use reasonable efforts to obtain the Company Required Consents and the Purchaser Required Consents, respectively, and to cooperate with each other in connection with the foregoing.

          5.4 Access. After the date hereof and prior to the Closing, Seller and the Companies agree that the Companies shall permit, and the Companies shall exercise the voting, governance and contractual powers available to either of them to cause (subject to any contractual, fiduciary or similar obligation of the Companies), if possible, each of the Partnership and the Owner Participant to permit, Purchaser and its respective employees, counsel, accountants and other representatives to have reasonable access, upon reasonable advance notice, during regular business hours, to the assets, employees, properties, books and records, businesses and operations relating to the Companies, the Partnership or the Owner Participant as Purchaser may reasonably request, provided, however, that in no event shall Seller, the Companies, the Partnership or the Owner Participant be obligated to provide any access or information (i) if Seller or the Companies determine, in good faith after consultation with counsel, that providing such access or information may violate applicable Law, cause Seller, the Companies, the Partnership, the Owner Participant or the Lessor to breach a confidentiality obligation to which it is bound or jeopardize any recognized privilege available to Seller, the Companies, the Partnership, the Owner Participant or the Lessor or (ii) to the extent set forth on Schedule 5.4 of the Disclosure Letter. Purchaser agrees to indemnify and hold Seller, the Companies, the Partnership, the Owner Participant and the Lessor harmless from any and all claims and liabilities, including costs and expenses for loss, injury to or death of any representative of Purchaser, and any loss, damage to or destruction of any property owned by Seller, the Companies, the Partnership, the Owner Participant or the Lessor or others (including claims or liabilities for loss of use of any property) resulting directly or indirectly from the action or inaction of any of the employees, counsel, accountants, advisors and other representatives of Purchaser during any visit to the business or property sites of the Companies, the Partnership, the Owner Participant or the Lessor prior to the Closing Date, whether pursuant to this Section 5.4 or otherwise. During any visit to the business or property sites of the Companies, the Partnership, the Owner Participant or the Lessor, Purchaser shall, and shall cause its employees, counsel, accountants, advisors and other representatives accessing such properties to, comply with all applicable Laws and all of the Companies', the Partnership's, the Owner Participant's or the Lessor's safety and security procedures and conduct itself in a manner that could not be reasonably expected to interfere with the operation, maintenance or repair of the assets of the Companies, the Partnership, the Owner Participant or the Lessor. Each Party shall, and shall cause its Affiliates and representatives to, hold in strict confidence all documents and information concerning the other furnished to it in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement.

          5.5 Publicity. Except as may be required by applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange, prior to the Closing, none of Seller, the Companies or Purchaser or any of their respective Affiliates shall, without the express written approval of Seller, the Companies and Purchaser, make any press release or other public announcements concerning the transactions contemplated by this Agreement, except as and to the extent that any such Party shall be so obligated by applicable Law or pursuant to any such listing agreement or rules of any national securities exchange, in which case the other Parties shall be advised and the parties shall use reasonable efforts to cause a mutually agreeable release or announcement to be issued. From and after the Closing, the Confidentiality Agreement dated May 22, 2006 between Seller and GSO Capital Partners LP (the "Seller CA") shall terminate and cease to be of any force and effect.

          5.6 Fees and Expenses. (a) Except as provided in paragraph (b) below, whether or not the Closing occurs, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement (including, without limitation, any fees and expenses of investment bankers, brokers, finders, counsel, advisors, experts or other agents, in each case, incident to or in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (whether payable prior to, at or after the Closing Date)) shall be paid by the party incurring such expenses; provided that all such costs and expenses incurred by the Companies, the Partnership, the Owner Participant or the Lessor on or prior to the Closing shall be paid by Seller.

          (b) Other Transaction Expenses. Notwithstanding anything to the contrary set forth in this Agreement, (i) Seller and Purchaser shall each pay 50% of any real property transfer or gains Tax, sales Tax, use Tax, stamp Tax, stock transfer Tax or other similar Tax imposed on the transactions contemplated by this Agreement, (ii) Purchaser shall pay any out-of-pocket fees, costs and expenses incurred in connection with obtaining all Purchaser Required Statutory Approvals and (iii) Seller shall pay any out-of-pocket fees, costs and expenses incurred in connection with obtaining all Company Required Statutory Approvals and Seller Required Statutory Approvals (other than the Parties' legal fees and expenses which are the subject of paragraph (a) above).

          5.7 Indemnification of Directors and Officers.

          (a) Indemnification. From and after the Closing Date, Purchaser shall cause each Company (and, for the avoidance of doubt, in the case of CMS Midland, including its successor entities as contemplated by Schedule 1.6 of the Disclosure Letter), to the fullest extent permitted under applicable Law, to indemnify and hold harmless (and advance funds in respect of each of the foregoing) each present and former employee, agent, director, officer or manager of the respective Company and, to the extent appointed by such Company, the Partnership or the Owner Participant, as the case may be (each, together with such person's heirs, executors or administrators, an "Indemnified Person" and collectively, the "Indemnified Persons"), against any costs or expenses (including advancing attorneys' fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Person to the fullest extent permitted by law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an "Action"), arising out of, relating to or in connection with any action or omission by such Indemnified Person in his or her capacity as an employee, agent, director, officer or manager occurring or alleged to have occurred whether before or after the Closing Date (including acts or omissions in connection with such person's service as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of such Company, the Partnership or the Owner Participant, as the case may be). In the event of any such Action, Purchaser shall cooperate with the Indemnified Person in the defense of any such Action.

          (b) Survival of Indemnification. To the fullest extent not prohibited by Law, from and after the Closing Date, all rights to indemnification now existing in favor of the Indemnified Persons with respect to their activities as such prior to, on or after the Closing Date, as provided in each Company's (and, for the avoidance of doubt, in the case of CMS Midland, including its successor entities as contemplated by Schedule 1.6 of the Disclosure Letter), the Partnership's and the Owner Participant's respective Organizational Documents or indemnification agreements in effect on the date of such activities or otherwise in effect on the date hereof, shall survive the Closing and shall continue in full force and effect for a period of not less than six (6) years from the Closing Date, provided that, in the event any claim or claims are asserted or made within such survival period, all such rights to indemnification in respect of any claim or claims shall continue until final disposition of such claim or claims.

          (c) Insurance. For a period of six (6) years after the Closing Date, Purchaser shall or shall use reasonable efforts to cause the Partnership to, maintain in effect policies of directors' and officers' liability insurance equivalent to those maintained by the Partnership prior to the Closing Date for the benefit of those persons who are currently covered by such policies on terms no less favorable than the terms of such current insurance coverage; provided, however, that the Partnership will not be required to expend in any year an amount in excess of two hundred percent (200%) of the annual aggregate premiums currently paid by the Partnership for such insurance; and provided, further, that, if the annual premiums of such insurance coverage exceed such amount, Purchaser shall use reasonable efforts to cause the Partnership to, obtain a policy with the best coverage available, in the reasonable judgment of the board of directors of Purchaser, for a cost not exceeding such amount.

          (d) Successors. If, after the Closing Date, any of the Companies or Purchaser or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or a substantial portion of its properties and assets to any Person, then, and in either such case, proper provisions shall be made so that the successors and assigns of any of the Companies or Purchaser, as the case may be, shall assume the obligations set forth in this Section 5.7.

          (e) Benefit. The provisions of this Section 5.7 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Person, his or her heirs, executors or administrators and his or her other representatives.

          5.8 Termination of Affiliate Contracts. Except as identified in
Schedule 5.8 of the Disclosure Letter, all Affiliate Contracts, including any agreements or understandings (written or oral) with respect thereto, shall survive the Closing without any further action on the part of the parties thereto or the Parties.

          5.9 Further Assurances. Each of Seller, the Companies and Purchaser agrees that, from time to time before and after the Closing Date, they will execute and deliver, and each of the Companies shall use reasonable efforts to cause the Partnership and the Owner Participant to execute and deliver, or use reasonable efforts to cause their other respective Affiliates (including by exercising the voting, governance and contractual powers available to cause, if possible, each of the Partnership and the Owner Participant) to execute and deliver such further instruments, and take, or cause their respective Affiliates (including by exercising the voting, governance and contractual powers available to cause, if possible, each of the Partnership and the Owner Participant) to take, such other action, as may be reasonably necessary to carry out the purposes and intents of this Agreement. Purchaser, the Companies and Seller agree to use reasonable efforts to refrain from taking any action which could reasonably be expected to materially delay the consummation of the Transaction.

          5.10 Supplements to Company Disclosure Schedules. Seller and the Companies may, from time to time prior to the Closing by written notice to Purchaser, supplement the Seller Disclosure Schedules or the Company Disclosure Schedules or add a schedule or section to the Seller Disclosure Schedules or the Company Disclosure Schedules with a corresponding reference to be added in this Agreement (such added Schedule to be deemed a supplement hereunder) to disclose any matter which, if occurring prior to the date hereof, would have been required to be set forth or described on the Seller Disclosure Schedules or the Company Disclosure Schedules or to correct any inaccuracy or breach in the warranties made by Seller in this Agreement. Subject to this Section 5.10, none of such supplements to the Seller Disclosure Schedules or the Company Disclosure Schedules shall be deemed to cure the warranties to which such matters relate with respect to satisfaction of the conditions set forth in

Section 6.2(b) hereof or otherwise affect any other term or condition contained in this Agreement; provided, however, that unless Purchaser shall have delivered a Breach Notice contemplated by Section 7.1(d) (to the extent Purchaser is entitled to deliver such Breach Notice pursuant to the terms of this Agreement) within ten (10) Business Days of the receipt by Purchaser of any supplement to the Seller Disclosure Schedules or the Company Disclosure Schedules pursuant to this Section 5.10, then Purchaser shall have waived any and all rights to terminate this Agreement, pursuant to Section 7.1(d) or otherwise, arising out of or relating to the contents of such supplement and the resulting breach or breaches of the warranties and Purchaser shall be deemed to have accepted the contents of such supplement for all purposes of this Agreement; and provided, further, that, from and after the Closing, Seller shall have no liability pursuant to this Agreement or for any matters arising out of or relating to any of the matters disclosed on the Disclosure Letter, as supplemented or amended by the Companies and Seller prior to the Closing.

          5.11 Change of Name.

          (a) Notwithstanding anything to the contrary contained herein, within fifteen (15) Business Days after the Closing Date, the Purchaser shall have caused CMS Midland and CMS Holdings to be renamed such that each such Company does not include within its name "CMS". On or after the Closing Date, Purchaser and its Affiliates shall not use existing or develop new stationery, business cards and other similar items that bear the name or mark of "CMS Midland, Inc." or "CMS Midland Holdings Company" or any similar derivation thereof in connection with the businesses of the Companies.

          (b) The Parties acknowledge that any damage caused to Seller or any of its Affiliates by reason of the breach by Purchaser or any of its Affiliates of
Section 5.11(a), in each case would cause irreparable harm that could not be adequately compensated for in monetary damages alone; therefore, each Party agrees that, in addition to any other remedies, at law or otherwise; Seller and any of its Affiliates shall be entitled to an injunction issued by a court of competent jurisdiction restraining and enjoining any violation by Purchaser or any of its Affiliates of Section 5.11(a), and Purchaser further agrees that it
(x) will stipulate to the fact that Seller or any of its respective Affiliates, as applicable, have been irreparably harmed by such violation and not oppose the granting of such injunctive relief and (y) waive any requirement that Seller post any bond or similar requirement in order for Seller to obtain the injunctive relief contemplated by this Section 5.11(b).

          5.12 Financing. Notwithstanding anything contained in this Agreement to the contrary, Purchaser expressly acknowledges and agrees that Purchaser's obligations hereunder are not conditioned in any manner whatsoever upon Purchaser obtaining any financing and any failure to fulfill any obligation hereunder arising from the failure of Purchaser to obtain financing or the unavailability of such financing shall be deemed to be intentional for purposes hereof. Purchaser shall keep Seller apprised of all developments or changes relating to the Financing Arrangements and the financing contemplated thereby. If the Financing Arrangements shall cease to be in full force and effect at any time or the lenders party thereto shall indicate any unwillingness to provide the financing contemplated thereby, or for any reason Purchaser otherwise no longer believes in good faith that it will be able to obtain the financing contemplated thereby, then Purchaser shall promptly notify Seller and use best efforts to obtain replacement financing arrangements or commitment letters as soon as reasonably practicable. Purchaser shall not, or permit any of its Subsidiaries or Affiliates to, without the prior written consent of Seller, take any action or enter into any transaction, including any merger, acquisition, joint venture, disposition, lease, contract or debt or equity financing that would reasonably be expected to impair, delay or prevent the financing contemplated by the Financing Arrangements.

          5.13 Termination of Tax Sharing Agreements. Any and all existing Tax sharing agreements or arrangements (written or unwritten, formal or informal, including the Amended and Restated Agreement for the Allocation of Income Tax Liabilities and Benefits dated as of January 1, 1994 to which CMS Energy, the Companies and Seller, among others, are parties), providing for the allocation or payment of Tax liabilities or payment for Tax benefits between a Company, the Partnership or the Owner Participant, on the one hand, and any other Person, on the other hand, shall be terminated as of the Closing Date and none of the Companies, the Partnership or the Owner Participant will have any liability or claims thereunder on or after the Closing Date. Purchaser shall be entitled to written confirmation of such termination and extinguishment of liability and claims from CMS Energy on behalf of itself and all affected non-Company parties to such Tax sharing agreements and arrangements.

          5.14 Tax Matters.

               (a) Liability for Taxes. (i) Seller shall be liable for and pay
          (A) all Taxes imposed on any of the Companies, or for which any of the Companies may otherwise be liable, for any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date, (B) any Taxes by reason of the several liability of the Companies pursuant to Treasury Regulations Section 1.1502-6 or any analogous state, local or foreign law or regulation which is attributable to having been a member of any consolidated, affiliated, combined, unitary or similar group on or prior to the Closing Date and
          (C) any Taxes incurred by or imposed on Seller arising from the sale of the Companies by Seller; provided, however, that Seller shall not be liable for or pay (I) any Taxes shown as a liability or reserve on the Companies Financial Statements, (II) any Taxes imposed on any of the Companies or for which any of the Companies may otherwise be liable as a result of transactions occurring on the Closing Date that are properly allocable (based on, among other relevant factors, factors set forth in Treasury Regulations Section 1.1502-76(b)(1)(ii)(B)) to the portion of the Closing Date after the Closing, and (III) notwithstanding anything to the contrary herein, any Taxes resulting from a sale of any of the Companies by Purchaser (Taxes described in this proviso, hereinafter "Excluded Taxes"). Purchaser and Seller agree that, with respect to any transaction described in clause (II) of the preceding sentence, each of the Companies and all persons related to any of the Companies under
          Section 267(b) of the Code immediately after the Closing shall treat the transaction for all federal income Tax purposes (in accordance with Treasury Regulations Section 1.1502 76(b)(1)(ii)(B)), and (to the extent permitted) for other income Tax purposes, as occurring at the beginning of the day following the Closing Date. Seller shall be entitled to any refund of (or credit for) Taxes allocable to any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.

               (ii) Purchaser shall be liable for and pay, and pursuant to
          Article VIII covenants to indemnify, defend and hold harmless the Seller Indemnified Parties from and against any and all Damages arising from, (A) all Taxes imposed any of the Companies, or for which any of the Companies may otherwise be liable, for any taxable year or period that begins after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date and (B) any Excluded Taxes. Except as otherwise provided herein, Purchaser shall be entitled to any refund of (or credit for) Taxes allocable to any taxable year or period that begins after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date.

               (iii) For purposes of paragraphs (a)(i) and (a)(ii), whenever it is necessary to determine the liability for Taxes of any of the Companies for a Straddle Period, the determination of the Taxes of any of the Companies for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning after, the Closing Date shall be determined by assuming that the Straddle Period consisted of two taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date, and items of income, gain, deduction, loss or credit of any of the Companies for the Straddle Period shall be allocated between such two taxable years or periods on a "closing of the books basis" by assuming that the books of the Companies were closed at the close of the Closing Date; provided, however, that (I) transactions occurring on the Closing Date that are properly allocable (based on, among other relevant factors, factors set forth in Treasury Regulations Section 1.1502-76(b)(1)(ii)(B)) to the portion of the Closing Date after the Closing shall be allocated to the taxable year or period that is deemed to begin at the beginning of the day following the Closing Date, and (II) exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned between such two taxable years or periods on a daily basis.

               (iv) If, as a result of any action, suit, investigation, audit, claim, assessment or amended Tax Return, there is any change after the Closing Date in an item of income, gain, loss, deduction, credit or amount of Tax that results in an increase in a Tax liability for which Seller would otherwise be liable pursuant to paragraph (a)(i) of this
          Section 5.14, and such change results in or will result in a decrease in the Tax liability of any of the Companies, Purchaser or successor of any thereof for any taxable year or period beginning after the Closing Date or for the portion of any Straddle Period beginning after the Closing Date, Seller shall not be liable pursuant to such paragraph (a)(i) with respect to such increase to the extent of the present value (using a discount rate equal to the then "Federal mid-term rate," as that term is defined in Section 1274(d) of the
          Code) of such decrease (and, to the extent such increase in Tax liability is paid to a taxing authority by Seller or any Affiliate thereof, Purchaser shall pay Seller an amount equal to the present value of such decrease). Conversely, if, as a result of any action, suit, investigation, audit, claim, assessment or amended Tax Return, there is any change after the Closing Date in an item of income, gain, loss, deduction, credit or amount of Tax that results in an increase in a Tax liability for which Purchaser would otherwise be liable pursuant to paragraph (a)(ii) of this Section 5.14, and such change results in or will result in a decrease in the Tax liability of any of the Companies, Seller or successor of any thereof for any taxable year or period ending on or before the Closing Date or for the portion of any Straddle Period beginning before the Closing Date, Purchaser shall not be liable pursuant to such paragraph (a)(ii) with respect to such increase to the extent of the present value (using a discount rate equal to the then "Federal mid-term rate", as that term is defined in Section 1274(d) of the Code) of such decrease (and, to the extent such increase in Tax liability is paid to a taxing authority by Purchaser or any Affiliate thereof, Seller shall pay Purchaser an amount equal to the present value of such decrease).

               (b) Tax Returns. (i) Seller shall file or cause to be filed when due (taking into account all extensions properly obtained all Tax Returns that are required to be filed by or with respect to any of the Companies for taxable years or periods ending on or before the Closing Date and Seller shall remit or cause to be remitted any Taxes due in respect of such Tax Returns, and Purchaser shall file or cause to be filed when due (taking into account all extensions properly obtained) all Tax Returns that are required to be filed by or with respect to any of the Companies for taxable years or periods ending after the Closing Date, and Purchaser shall remit or cause to be remitted any Taxes due in respect of such Tax Returns. Seller or Purchaser shall pay the other party for the Taxes for which Seller or Purchaser, respectively, is liable pursuant to paragraph (a) of this Section 5.14 but which are payable with any Tax Return to be filed by the other party pursuant to this paragraph (b) upon the written request of the party entitled to payment, setting forth in detail the computation of the amount owed by Seller or Purchaser, as the case may be, but in no event earlier than 10 days prior to the due date for paying such Taxes without regard to any indemnification limitations set forth in Article
          VIII. If either Company has the right (contractually or under applicable Law) to review, provide comments with respect to, consent to the filing of or take any other action with respect to, any Tax Return required to be filed by or with respect to the Owner Participant or the Partnership, then (i) to the extent such Tax Return relates to a taxable year or period ending on or before the Closing Date, Seller shall control such Company's exercise of such right and
          (ii) to the extent such Tax Return relates to a Straddle Period, Purchaser shall control such Company's exercise of such right, but Seller shall be entitled to participate in such Company's exercise of such right.

               (ii) None of Purchaser or any Affiliate of Purchaser shall (or shall cause or permit any of the Companies to) (i) in the case of any Tax Return relating in whole or in part to any of the Companies with respect to any taxable year or period ending on or before the Closing Date (or with respect to any Straddle

          Period), amend, refile or otherwise modify (or grant an extension of any statute of limitation with respect to) such Tax Return or (ii) in the case of any Tax Return relating in whole or in part to the Owner Participant or the Partnership with respect to any taxable year or period ending on or before the Closing Date (or with respect to any Straddle Period), consent to, or otherwise exercise the rights of either Company (contractually or under applicable Law) with respect to, the amendment, refiling or other modification of (or the grant of any extension of any statute of limitation with respect to) any such Tax Return, in each case without the prior written consent of Seller, which consent may not be unreasonably withheld.

               (iii) Purchaser shall promptly cause each of the Companies to prepare and provide to Seller a package of Tax information materials (including, without limitation, (i) schedules and work papers and (ii) any Schedule K-1s delivered to the Companies by the Owner Participant or the Partnership, as the case may be) (the "Tax Package") required by Seller to enable Seller to prepare and file all Tax Returns required to be prepared and filed by it pursuant to paragraph (b)(i). The Tax Package shall be completed in accordance with past practice, including past practice as to providing such information and as to the method of computation of separate taxable income or other relevant measure of income of the Company. Purchaser shall cause the Tax Package to be delivered to Seller within 60 days after the Closing Date. To the extent requested by Purchaser, Seller shall provide reasonable assistance and guidance with respect to Purchaser's preparation of the Tax Package.

          (c) Contest Provisions. Purchaser shall promptly notify Seller in writing upon receipt by Purchaser, any of its Affiliates, or any of the Companies of notice of any pending or threatened federal, state, local or foreign Tax audits, examinations or assessments which might affect the Tax liabilities for which Seller may be liable pursuant to paragraph (a) of this
Section 5.14 (including, but not limited to, notice of any pending or threatened audits, examinations or assessments involving the Owner Participant or the Partnership which might affect the Tax liabilities for which Seller may be liable pursuant to paragraph (a) of this Section 5.14). Seller shall have the sole right to represent each of the Company's interests in any Tax audit or administrative or court proceeding relating to taxable periods ending on or before the Closing Date or otherwise relating to Taxes for which Seller may be liable pursuant to paragraph (a) of this Section 5.14 (including, but not limited to, the right to exercise any participation rights the Company may have (either contractually or under applicable Law) in any Tax audit or administrative or court proceeding involving the Owner Participant or the Partnership which might affect the Tax liabilities for which Seller may be liable pursuant to paragraph (a) of this Section 5.14), and to employ counsel of its choice at its expense. In the case of a Straddle Period, Seller shall be entitled to participate at its sole expense in any Tax audit or administrative or court proceeding relating (in whole or in part) to Taxes attributable to the portion of such Straddle Period ending on and including the Closing Date (including any Tax audit or administrative or court proceeding involving the Owner Participant or Partnership, to the extent either Company is entitled to participate in such Tax audit or administrative or court proceeding (either contractually or and under applicable Law)) and, with the written consent of Purchaser, and at Seller's sole expense, may assume the entire control of such audit or proceeding (or, in the case of any audit or proceeding involving the Owner Participant or Partnership, the entire participation by either Company in such audit or proceeding). None of Purchaser, any of its Affiliates, or any of the Companies may settle any Tax claim (or consent to or otherwise exercise the rights of either Company (contractually or under applicable Law) with respect to the settlement of any Tax claim by the Owner Participant or the Partnership) relating to Taxes for which Seller may be liable pursuant to paragraph (a) of this Section 5.14 without the prior written consent of Seller, which consent may be withheld in the sole discretion of Seller.

          (d) Assistance and Cooperation. After the Closing Date, each of Seller and Purchaser shall (and cause their respective Affiliates to):

               (i) assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with paragraph (b) of this Section 5.14;

               (ii) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of any of the Companies, the Owner Participant or the Partnership;

               (iii) make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of each of the Companies, the Owner Participant or the Partnership;

               (iv) provide timely notice to the other in writing of any pending or threatened Tax audits or assessments of any of the Companies, the Owner Participant or the Partnership for taxable periods for which the other may have a liability under this Section 5.14;

               (v) furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period;

               (vi) timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Taxes described in paragraph (a)(ii)(B) of this Section 5.6(b) (relating to sales, transfer and similar Taxes); and

               (vii) timely provide to the other powers of attorney or similar authorizations necessary to carry out the purposes of this Section 5.14.

          5.15 Unwind Agreement. The Companies shall have been (i) completely released from all liabilities to CMS Energy and its Affiliates under the Class I Contracts and (ii) released from all liabilities to CMS Energy and its Affiliates under the Class II Contracts to the extent exceeding $5,000,000 (and a copy of such release shall have been provided to Purchaser).

          5.16 Books and Records. At the Closing, Seller shall deliver to Purchaser copies or originals (where available) of the minute books for each Company which are complete and correct in all material respects. As soon as practicable following the Closing, Seller shall deliver or cause to be delivered to Purchaser originals (where reasonably available, including duplicate original counterparts held by former debt trustees and former counsel) or copies of other books and records of the Companies, Seller and CMS Energy in respect of the Partnership and the Owner Participant, in each case, listed on any Schedule of the Disclosure Letter or otherwise made available for review by Purchaser prior to the Closing in the electronic data room for "Project MCV" maintained by Intralinks, Inc.

          5.17 FIRPTA Certificate. At the Closing, Purchaser shall have received a certification of Seller's non-foreign status as set forth in Treasury Regulations Section 1.1445-2(b).

                                   ARTICLE VI

                              CONDITIONS TO CLOSING

          6.1 Conditions to the Obligations of the Parties. The obligations of the Parties to effect the Closing shall be subject to the satisfaction or waiver (to the extent permitted by Law) by Purchaser and Seller, on or prior to the Closing Date, of each of the following conditions precedent:

          (a) Statutory Approvals. The Seller Required Statutory Approvals and the Purchaser Required Statutory Approvals set forth on Schedule 6.1(a) of the Disclosure Letter shall have been obtained at or prior to the Closing Date and the Seller Required Statutory Approvals shall not, individually or in the aggregate, contain terms or conditions that have, or could reasonably be expected to have, (i) a Company Material Adverse Effect or (ii) Purchaser Material Adverse Effect.

          (b) No Injunction. No statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity which prohibits the consummation of the transactions contemplated hereby and there shall be no order or injunction of a court of competent jurisdiction in effect precluding or prohibiting the consummation of the transactions contemplated hereby; provided, however, that should any such order or injunction be entered into or in effect, the parties shall use reasonable efforts (at the sole cost and expense of the Party against which such order or injunction has been entered) to have any order or injunction vacated or lifted.

          6.2 Conditions to the Obligation of Purchaser. The obligation of Purchaser to effect the Closing shall be subject to the satisfaction or waiver by Purchaser on or prior to the Closing Date of each of the following conditions:

          (a) Performance of Obligations of Seller and the Companies. Each of Seller and the Companies shall have performed in all Material respects its respective agreements and covenants contained in or contemplated by this Agreement which are required to be performed by it at or prior to the Closing.

          (b) Warranties. The warranties of Seller and the Companies set forth in this Agreement shall be true and correct (i) on and as of the date hereof and
(ii) on and as of the Closing Date with the same effect as though such warranties had been made on and as of the Closing Date (except for warranties that expressly speak only as of a specific date or time which need only be true and correct as of such date or time) except in each of cases
(i) and (ii) for such failures of warranties to be true and correct (without giving effect to any materiality qualification or standard contained in any such warranties) which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a Seller Material Adverse Effect.

          (c) Company Required Consents. The Company Required Consents, the failure of which to obtain would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect or a Seller Material Adverse Effect, shall have been obtained.

          (d) Officer's Certificate. Purchaser shall have received a certificate from an authorized officer of Seller, dated the Closing Date, to the effect that, to the best of such officer's Knowledge, the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

          (e) Resignations of Certain Officers and Directors. Purchaser shall have received the resignations or removals of the officers and directors and other persons set forth on Schedule 6.2(e) of the Disclosure Letter from their position as officer or director, or other management or employment position, of the Companies, the Partnership or the Owner Participant set forth opposite the name of such officer, director or person on Schedule 6.2(e) of the Disclosure Letter.

          (f) Alanna Holding Corporation. CMS Midland shall have become (for $1.00 of consideration) the record and beneficial owner of all shares of common stock of Alanna Holdings Corporation presently held by CMS Energy and, in connection therewith, CMS Midland shall have become a party to a stockholders agreement in the form required by the Stockholder's Agreement dated as of June 14, 1990 to which CMS Energy is a party, and CMS Midland shall have assumed all of CMS Energy's rights and obligations under such Stockholder's Agreement.

          (g) MCV2 and MCV Expansion. Purchaser shall have received an instrument of assignment (which form is attached hereto as Exhibit C), pursuant to which (i) CMS Generation Co. shall have assigned to Purchaser all its right, title and interest in and to MCV2 and (ii) CMS Generation Co. shall have assigned to Purchaser all its right, title and interest in and to MCV Expansion, which instrument shall be effective at the Effective Time.

          (h) Closing Deliverables. Purchaser shall have received all documents and other items required to be delivered by Seller to Purchaser pursuant to
Section 1.4.

          6.3 Conditions to the Obligation of Seller. The obligation of Seller to effect the Closing shall be subject to the satisfaction or waiver by Seller on or prior to the Closing Date of each of the following conditions:

          (a) Performance of Obligations of Purchaser. Purchaser shall have performed in all Material respects its agreements and covenants contained in or contemplated by this Agreement which are required to be performed by it at or prior to the Closing.

          (b) Warranties. The warranties of Purchaser set forth in this Agreement shall be true and correct (i) on and as of the date hereof and (ii) on and as of the Closing Date with the same effect as though such warranties had been made on and as of the Closing Date (except for warranties that expressly speak only as of a specific date or time which need only be true and correct as of such date or time) except in each of cases (i) and (ii) for such failures of warranties to be true and correct (without giving effect to any materiality qualification or standard contained in any such warranties) which would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

          (c) Purchaser Required Consents. The Purchaser Required Consents, the failure of which to obtain would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect, shall have been obtained.

          (d) Officer's Certificate. Seller shall have received a certificate from an authorized officer of Purchaser, dated the Closing Date, to the effect that, to the best of such officer's Knowledge, the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

          (e) Demand Note. Seller shall have received a dividend of the $10,000,000 demand note issued by Seller in favor of CMS Midland or such note and the obligations thereunder shall have been cancelled without any payment by Seller in respect thereof.

          (f) Closing Deliverables. Seller shall have received all documents and other items required to be delivered by Purchaser to Seller pursuant to Section 1.4.

                                   ARTICLE VII

                                   TERMINATION

          7.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

          (a) by the mutual written agreement of Purchaser, the Companies and Seller;

          (b) by Purchaser or Seller, if (i) a statute, rule, regulation or executive order shall have been enacted, entered or promulgated prohibiting the consummation of the transactions contemplated hereby or (ii) an order, decree, ruling or injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby, and such order, decree, ruling or injunction shall have become final and nonappealable;

          (c) by Purchaser or Seller, by written notice, if the Closing Date shall not have occurred on or before December 31, 2006 (the "Termination Date"); provided, however, that the right to terminate the Agreement under this Section 7.1(c) shall not be available to any Party whose failure to fulfill any obligation under this Agreement shall have caused or resulted in the failure of the Closing Date to occur on or before such date;

          (d) by Purchaser, so long as Purchaser is not then in breach of any of its warranties, covenants or agreements hereunder, by written notice to Seller, if there shall have been a breach of any warranty of Seller or the Companies, or a breach of any covenant or agreement of Seller hereunder, which breaches would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, and such breach shall not have been remedied within thirty (30) days after receipt by Seller and the Companies of notice in writing from Purchaser (a "Breach Notice"), specifying the nature of such breach and requesting that it be remedied or Purchaser shall not have received adequate assurance of a cure of such breach within such thirty-day period; or

          (e) by Seller, so long as Seller or the Companies are not then in breach of any of their warranties, covenants or agreements hereunder, by written notice to Purchaser, if there shall have been a breach of any warranty, or a breach of any covenant or agreement of Purchaser hereunder, which breaches would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect, and such breach shall not have been remedied within thirty (30) days after receipt by Purchaser of notice in writing from Seller, specifying the nature of such breach and requesting that it be remedied or Seller shall not have received adequate assurance of a cure of such breach within such thirty-day period.

          7.2 Effect of Termination. No termination of this Agreement pursuant to Section 7.1 shall be effective until notice thereof is given to the non-terminating Parties specifying the provision hereof pursuant to which such termination is made. Subject to Section 1.5 hereof, if validly terminated pursuant to Section 7.1, this Agreement shall, subject to Section 8.1, become wholly void and of no further force and effect without liability to any Party or to any Affiliate, or their respective members or shareholders, directors, officers, employees, agents, advisors or representatives, and following such termination no Party shall have any liability under this Agreement or relating to the transactions contemplated by this Agreement to any other Party; provided that no such termination shall (i) relieve Purchaser, Seller or the Companies from liability for fraud or any willful or intentional breach of any provision of this Agreement prior to such termination or (ii) relieve Purchaser from any liability for any breach of Purchaser's warranties contained in Section 4.3 (whether or not such breach is fraudulent, willful or intentional). If this Agreement is terminated as provided in Section 7.1, Purchaser shall redeliver to Seller or the Companies, as the case may be, and will cause its agents to redeliver to Seller or the Companies, as the case may be, all documents, workpapers and other materials of Seller, the Companies, the Partnership, the Owner Participant and the Lessor relating to any of them and the transactions contemplated hereby, whether obtained before or after the execution hereof, and Purchaser shall comply with all of its obligations under the Confidentiality Agreement.

                                  ARTICLE VIII

                               LIMITS OF LIABILITY

          8.1 Non-Survival of Warranties, Covenants and Agreements.

          (a) Except as expressly provided in Section 8.1(b), none of the warranties, covenants or agreements of Purchaser, the Companies or Seller in this Agreement shall survive the Closing, and no claim of any sort or on any basis may be made by any Party in respect of any breach of any such warranty, covenant or agreement after the Closing, and no breach thereof shall confer any right of rescission of this Agreement. Except in respect of the warranties, covenants and agreements referred to in Section 8.1(b) that survive the Closing and except as otherwise provided for in this Agreement, the sole remedy that a Party may have for a breach of any warranty, covenant or agreement of Purchaser, the Companies or Seller in this Agreement shall be to terminate this Agreement to the extent provided for under, and in accordance with the terms of, this Agreement.

          (b) The warranties, covenants and agreements of Purchaser, Companies and Seller in this Agreement shall survive as follows:

               (i) the warranties of Seller contained in Sections 2.2 (Company Capitalization; Right and Title to Interests), 2.3(a) (Authority) and
          2.6 (Composite PPA, etc.) hereof shall survive indefinitely;

               (ii) the warranties of the Companies contained in Sections 3.1(a) (Organization and Qualification), 3.1(b) (Authority) and 3.2 (Capitalization) hereof shall survive indefinitely;

               (iii) the warranties of the Companies contained in Section 3.11 (Contracts) shall survive through December 31, 2007;

               (iv) the warranties of Purchaser contained in Sections 4.2(a) (Authority) and 4.8 (No Knowledge of Seller or Company Breach) hereof shall survive indefinitely;

               (v) the covenants and agreements of Purchaser and Companies contained in Section 5.7 (Indemnification of Directors and Officers) hereof shall survive in accordance with their terms;

               (vi) the covenants and agreements of the Parties set forth in the last sentence of Section 5.4 (Access), Sections 5.6 (Fees and Expenses), 5.9 (Further Assurances) and 5.11 (Change of Name) hereof,
          Section 7.2 (Effect of Termination) hereof, Article VIII (Limits of Liability) hereof and Article X (General Provisions) hereof shall survive indefinitely;

               (vii) the covenants and agreements of the Parties contained in Sections 5.13 (Termination of Tax Sharing Agreements) and 5.14 (Tax Matters) hereof shall survive the Closing and shall not terminate until the Tax Statute of Limitations Date.

No claim or cause of action arising out of the inaccuracy or breach of any warranty, covenant or agreement of Seller, the Companies or Purchaser may be made following the termination of the applicable survival period referred to in this Section 8.1(b). The Parties intend to change the statutory limitations and agree that, after the Closing Date, with respect to Seller, the Companies and Purchaser, any claim or cause of action against any of the Parties, or any of their respective directors, officers, employees, Affiliates, successors, permitted assigns, advisors, agents, or representatives based upon, directly or indirectly, any of the warranties, covenants or agreements contained in this Agreement, or any other agreement, document or instrument to be executed and delivered in connection with this Agreement, may be brought only as expressly provided in this Article VIII.

          (c) The liability of any Party in respect of which a notice of claim is given under this Agreement shall (if such claim has not been previously satisfied, settled or withdrawn) absolutely determine and any claim made therein be deemed to have been withdrawn (and no new claim may be made in respect of the facts, event, matter or circumstance giving rise to such withdrawn claim) unless legal proceedings in respect of such claim shall have been commenced within six
(6) months of the date of service of such notice (or such other period as may be agreed by the relevant Parties) and for this purpose proceedings shall not be deemed to have commenced unless they shall have been properly issued and validly served upon the relevant Party.

          8.2 Seller Indemnity. From and after the Closing Date and subject to the provisions of this Article VIII, Seller agrees to indemnify, defend and hold harmless the Purchaser Indemnified Parties, from and against any and all Damages arising from breach of warranties of the Companies contained in Sections 3.1(a) (Organization and Qualification), 3.1(b) (Authority), 3.2 (Capitalization) and
3.11 (Contracts) hereof, subject in each case to any limits on liability contained in this Agreement. Sections 3.1(a), 3.1(b) and 3.2 of this Agreement shall survive indefinitely and Section 3.11 hereof shall survive through December 31, 2007 but Seller shall have no claim for indemnity, contribution or subrogation against the Companies for any breach of such Sections or against any officer of any Company that may have certified as to the matters specified in such Sections.

          8.3 Purchaser Indemnity. From and after the Closing Date and subject to the provisions of this Article VIII, Purchaser agrees to indemnify, defend and hold harmless the Seller Indemnified Parties, from and against any and all Damages arising from and after the Effective Time in connection with or relating to the business and operation of the Companies, the Partnership, the Owner Participant and the Lessor, arising out of or relating to conduct occurring from and after the Effective Time only excluding Damages arising from and after the Effective Time in connection with or relating to (i) the business and operations of the Companies, the Partnership, the Owner Participant and the Lessor under the Consumers Contracts or the Dow Contracts, (ii) MPSC Matters or (iii) Specified Environmental Matters.

          8.4 Claim Process.

          (a) The party or parties making a claim for breach of warranty or indemnification under this Agreement shall be, for the purposes of this Agreement, referred to as the "Indemnified Party" and the party or parties against whom such claims are asserted under this Agreement shall be, for the purposes of this Agreement, referred to as the "Indemnifying Party".

          (b) In the event that: (i) any action, application, suit, demand, claim or legal, administrative, arbitration or other alternative dispute resolution proceeding, hearing or investigation (each, a "Proceeding") is asserted or instituted by any Person other than the Parties or their Affiliates which could give rise to Damages for which an Indemnifying Party could be liable to an Indemnified Party under this Agreement (such Proceeding, a "Third Party Claim") or

(ii) any Indemnified Party under this Agreement shall have a claim for Damages under this Agreement which does not involve a Third Party Claim (such claim, a "Direct Claim" and, together with Third Party Claims, "Claims"), the Indemnified Party shall, promptly after it becomes aware of a Third Party Claim, or facts supporting a Direct Claim, send to the Indemnifying Party a written notice specifying the nature of such Proceeding and the amount or estimated amount thereof (which amount or estimated amount shall not be conclusive of the final amount, if any, of such Proceeding) (a "Claim Notice"), together with copies of all notices and documents (including court papers) served on or received by the Indemnified Party in the case of a Third Party Claim, provided that a delay in notifying the Indemnifying Party shall not relieve the Indemnifying Party of its obligations under this Article VIII except to the extent that (and only to the extent that) the Indemnifying Party shall have been materially prejudiced by such failure to give such notice, in which case the Indemnifying Party shall be relieved of its obligations under this Article VIII to the extent of such material prejudice.

          (c) In the event of a Third Party Claim, the Indemnifying Party shall have the right to defend the Indemnified Party against such Third Party Claim and be entitled to appoint counsel of the Indemnifying Party's choice at the expense of the Indemnifying Party to represent the Indemnified Party in connection with such Proceeding (in which case the Indemnifying Party shall not thereafter be responsible for the fees and expenses of any separate counsel retained by any Indemnified Party or any other costs or expenses with respect to the defense of a Third Party Claim except as set forth below); provided that such counsel is acceptable to the Indemnified Party, the Indemnified Party acting reasonably. Notwithstanding an Indemnifying Party's election to defend such Third Party Claim and appoint counsel to represent an Indemnified Party in connection with a Third Party Claim, an Indemnified Party shall have the right to employ separate counsel, but the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel only if (i) the use of counsel selected by the Indemnifying Party to represent the Indemnified Party would present such counsel with a conflict of interest or (ii) the Indemnifying Party shall not have employed counsel to represent the Indemnified Party within a reasonable time after notice of the institution of such Third Party Claim, provided that, notwithstanding such failure to employ counsel within a reasonable time, the Indemnifying Party shall have the right to assume the defense of such Third Party Claim by appointment of counsel reasonably acceptable to the Indemnified Party and shall thereafter cease to be responsible for the fees and expenses of counsel appointed by the Indemnified Party. Nothing in this Section 8.4(c) shall require the Indemnifying Party to be responsible for the fees and expenses of more than one counsel at any time in connection with the defense against a Third Party Claim. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in defending and contesting any Proceeding which the Indemnifying Party defends, or, if appropriate and related to the Proceeding in question, in making any counterclaim against the person asserting the Third Party Claim, or any cross-complaint against any person. No Third Party Claim may be settled or compromised (i) by the Indemnified Party without the prior written consent of the Indemnifying Party or (ii) by the Indemnifying Party without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), unless, in the case of this clause (ii), the sole relief provided is monetary damages that are paid in full by the Indemnifying Party (if such claim by the Indemnified Party for indemnification is successful). In the event any Indemnified Party settles or compromises or consents to the entry of any judgment with respect to any Third Party Claim without the prior written consent of the Indemnifying Party (except in the event the

Indemnifying Party unreasonably withheld or delayed its consent), each Indemnified Party shall be deemed to have waived all rights against the Indemnifying Party for indemnification under this Article VIII with respect to such Third Party Claim.

          (d) In the event of a Direct Claim, the Indemnifying Party shall notify the Indemnified Party within thirty (30) days of receipt of a Claim Notice whether the Indemnifying Party disputes such claim. From and after the delivery of a Claim Notice under this Agreement, at the reasonable request of the Indemnifying Party, each Indemnified Party shall grant the Indemnifying Party and its representatives reasonable access to the books, records, employees, representatives and properties of such Indemnified Party to the extent reasonably related to the matters to which the Claim Notice relates. If the Indemnified Party is Purchaser, Purchaser shall cause each of the Companies, and shall use reasonable efforts to cause each of the Partnership, the Owner Participant and the Lessor, to grant to the Indemnifying Party the access described in the immediately preceding sentence. All such access shall be granted during normal business hours and shall be granted under conditions which will not unreasonably interfere with the business and operations of the Indemnified Party. The Indemnifying Party will not, and shall use reasonable efforts to cause its representatives not to, use (except in connection with such Claim Notice) or disclose to any third person other than the Indemnifying Party's representatives (except as may be required by applicable Law) any information obtained pursuant to this Section 8.4(d) which is designated as confidential by an Indemnified Party.

          (e) If there shall be any conflicts between the provisions of this
Section 8.4 and Section 5.14(c) hereof, the provisions of such Section 5.14(c) shall control with respect to Tax contests.

          8.5 Limitations on Claims.

          (a) Maximum Liability. Notwithstanding anything in this Agreement to the contrary, but subject to the limitations set forth in this Section 8.5,
Section 10.10 hereof or otherwise in this Agreement, the aggregate amount of Purchaser's or Seller's liability (in each case) pursuant to this Agreement and the transactions contemplated hereby (in addition to Purchaser's obligation to pay the Purchase Price in accordance with Article I hereof) shall not exceed the amount of the Purchase Price plus any amounts paid by Purchaser under the SEPA Payment Agreement and not otherwise reimbursed.

          (b) Additional Limitations.

               (i) The amount of any Damages incurred by the Indemnified Party shall be reduced by the net amount the Indemnified Party or any of its Affiliates recovers (after deducting all attorneys' fees, expenses and other costs of recovery) from any insurer or other party liable for such Damages (other than Seller). The Indemnified Party shall use reasonable efforts to effect any such recovery.

               (ii) The amount of any Damages incurred by the Indemnified Party shall be reduced by the amount of any Tax benefit to the Indemnified Party arising from the recognition of Damages.

               (iii) Any liability under this Agreement shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one warranty, covenant or agreement.

               (iv) No recovery under this Agreement shall be available for Damages arising out of or relating to any inaccuracy or breach of any warranty of Seller or the Company to the extent Purchaser or any Affiliate of Purchaser had Knowledge of such breach or inaccuracy prior to the Closing.

               (v) No Party shall be entitled to recover Damages or obtain payment, reimbursement or restitution more than once in respect of any inaccuracy or breach of any provision of this Agreement. No liability shall attach to any Party under this Agreement to the extent the subject thereof has otherwise been made good or is compensated for.

               (vi) Seller's liability for all claims made under Section 8.2 hereof with respect to breach of the warranties of the Companies contained in Section 3.11 (Contracts) shall be subject to the following limitations: (A) Seller shall have no liability for such claims until the aggregate amount of the Damages incurred (determined without regard to any materiality qualification or qualification with reference to Seller Material Adverse Effect or Company Material Adverse Effect) shall exceed $1,000,000, in which case Seller shall be liable only for the portion of the Damages exceeding such amount and
          (B) Seller's aggregate liability for all such Section 3.11-based claims shall not exceed 50% of the Purchase Price.

          (c) Limitation of Remedies.

               (i) Except for the warranties set forth in Articles II and III hereof, none of Seller, the Companies or their respective Affiliates nor any of their respective directors, officers, employees, subsidiaries, controlling persons, agents or representatives, makes or has made, and each of Seller, the Companies and their respective Affiliates and all of their respective directors, officers, employees, subsidiaries, controlling persons, agents or representatives hereby negate and disclaim, any other warranty, written or oral, statutory, express or implied, concerning the Shares, the business, assets or liabilities of any of the Companies, the Partnership, the Owner Participant, the Lessor, the transactions contemplated hereby, or any other matter in connection with Purchaser's investigation of the Companies, the Partnership, the Owner Participant and the Lessor. Purchaser has received and may continue to receive from Seller, the Companies and their respective representatives certain estimates, projections and other forecasts for the Companies, the Partnership and the Owner Participant and certain plan and budget information. Purchaser acknowledges that these estimates, projections, forecasts, plans and budgets and the assumptions on which they are based were prepared for specific purposes and may vary significantly from each other. Further, Purchaser acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, that Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to it, and that Purchaser is not relying on any estimates, projections, forecasts, plans or budgets furnished by Seller, the Companies or their respective representatives, and Purchaser shall not hold any such person liable with respect thereto. Neither Seller nor the Companies make any representation or warranty with respect to any estimates, projections, forecasts, plans or budgets. Except as expressly provided in this Agreement, Purchaser acknowledges that none of Seller, the Companies, the Partnership, the Owner Participant, the Lessor and their respective Affiliates and none of their respective directors, officers, employees, subsidiaries, controlling persons, agents or representatives has made, and Seller and the Companies hereby expressly disclaim and negate, and Purchaser hereby expressly waives, any representation or warranty, express or implied, at common law, by statute or otherwise relating to, and Purchaser hereby expressly waives and relinquishes any and all rights, claims and causes of action against Seller, the Companies, the Partnership, the Owner Participant and the Lessor and their respective Affiliates and all of their respective directors, officers, employees, subsidiaries, controlling persons, agents or representatives in connection with, the accuracy, completeness or materiality of any information, data or other materials (written or oral) furnished to Purchaser or its Affiliates or representatives prior to, on or after the date hereof by or on behalf of Seller, the Companies, the Partnership, the Owner Participant and the Lessor. The provisions of this Section 8.5(c)(i) are intended to be for the benefit of, and be enforceable by, the respective Affiliates of Seller and the Companies, and directors, officers, employees, subsidiaries, controlling persons, agents and representatives of Seller, the Companies and their respective Affiliates.

               (ii) Except to the extent provided in Sections 5.12 and 10.12 hereof, from and after the Closing, the rights expressly provided for in this Article VIII shall be the exclusive remedies of the Parties and their respective officers, directors, employees, Affiliates, agents, representatives, successors and assigns for any breach or inaccuracy of any warranty or breach of or noncompliance with any covenant or agreement contained in this Agreement and the parties shall not be entitled to a rescission of this Agreement or to any further indemnification or other rights or claims of any nature whatsoever (including under statute, regulation, common law, in equity or for negligence) in respect thereof, all of which the parties hereto hereby waive to the fullest extent permitted by law.

          8.6 Characterization of Payments for Damages. Purchaser and Seller agree to treat any payment made under this Article VIII, to the maximum extent permitted by applicable Law, as an adjustment to the Purchase Price for all Tax purposes.

                                   ARTICLE IX

                         DEFINITIONS AND INTERPRETATION

          9.1 Defined Terms. The following terms are defined in the corresponding Sections of this Agreement:

Defined Term                             Section Reference
------------                             -----------------
Action                                   Section 5.7(a)
Affiliate Contracts                      Section 3.15
Agreed Amount                            Section 3.11(a)(ii)
Agreement                                Preamble
Breach Notice                            Section 7.1(d)
Claims                                   Section 8.4(b)
C&E Agreements                           Section 2.6
Claim Notice                             Section 8.4(b)
Closing                                  Section 1.3
Closing Date                             Section 1.3
CMS Holdings                             Preamble
CMS Holdings Shares                      Section 2.2
CMS Midland                              Preamble
CMS Midland Shares                       Section 2.2
Code                                     Section 3.5(a)
Companies                                Preamble
Company                                  Preamble
Company Financial Statements             Section 3.3
Company Material Contracts               Section 3.11(a)
Company Permits                          Section 3.9(a)
Company Required Consents                Section 3.1(c)
Company Required Statutory Approvals     Section 3.1(d)
Composite PPA                            Section 2.6
Contracting Party                        Section 3.11(a)
Direct Claim                             Section 8.4(b)
Disclosure Letter                        Article II
Dow                                      Section 3.11(a)(i)
ERISA Affiliate                          Section 3.8(a)
Excluded Taxes                           Section 5.14(a)(i)
Financing Arrangements                   Section 4.3
Indemnified Party                        Section 8.4(a)
Indemnified Person                       Section 5.7(a)
Indemnifying Party                       Section 8.4(a)
Intellectual Property                    Section 3.14
Owner Participant                        Recitals
Parties                                  Preamble
Partnership                              Recitals
Partnership Plans                        Section 3.8(a)
Proceeding                               Section 8.4(b)
Purchase Agreement Fee                   Section 1.5
Purchase Price                           Section 1.2
Purchaser                                Preamble
Purchaser Required Consents              Section 4.2(b)
Purchaser Required Statutory Approvals   Section 4.2(c)

Defined Term                             Section Reference
------------                             -----------------
Reg-Out Waiver Period                    Section 2.6
Securities Act                           Section 4.5
Seller                                   Preamble
Seller CA                                Section 5.5
Seller Required Consents                 Section 2.3(b)
Seller Required Statutory Approvals      Section 2.3(c)
SEPA Payment Agreement                   Section 1.4(c)
Shares                                   Section 2.2
Tax Package                              Section 5.14(b)(iii)
Termination Date                         Section 7.1(c)
Third Party Claim                        Section 8.4(b)
Transaction                              Section 1.1
Violation                                Section 2.3(b)

          9.2 Definitions. Except as otherwise expressly provided in this Agreement, or unless the context otherwise requires, whenever used in this Agreement (including the Schedules), the following terms will have the meanings indicated below:

          "Affiliate" means, with respect to any Person or group of Persons, a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person or group of Persons. "Control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities or other Equity Interests, by contract or credit arrangement, as trustee or executor, or otherwise. Solely for the purpose of the preceding sentence, a company is "directly controlled" by another company or companies holding shares carrying the majority of votes exercisable at a general meeting (or its equivalent) of the first mentioned company; and a particular company is "indirectly controlled" by a company or companies (hereinafter called the "parent company or companies") if a series of companies can be specified, beginning with the parent company or companies and ending with the particular company, so related that each company of the series except the parent company or companies is directly controlled by one or more of the preceding companies in the series.

          "Appendix A" means Appendix A to the Participation Agreement.

          "Business Day" means a day other than a Saturday, or Sunday or any other day on which banks are not required to be open or are authorized to close in New York, New York.

          "Class I Contracts" are items 1, 2, 4, 7 and 8 listed on Schedule A to the Unwind Agreement.

          "Class II Contracts" are (i) the Amended and Restated Investor Partner Tax Indemnification Agreement dated as of June 1, 1990 and (ii) items 3, 5 (but only to the extent constituting a guaranty of such Amended and Restated Investor Partner Tax Indemnification Agreement) and 6 listed on Schedule A to the Unwind Agreement.

          "CMS Consent" means the Consent and Agreement dated as of June 1, 1990 among Seller, the Partnership, the Lessor and certain other signatories thereto.

          "CMS Energy" means CMS Energy Corporation, a Michigan corporation and the parent entity of Seller.

          "Company Disclosure Schedules" means the Schedules setting forth certain disclosures of the Companies, or qualifications or exceptions to any of the Companies' warranties set forth in Article III, contained in the Disclosure Letter delivered simultaneously with the execution and delivery of this Agreement.

          "Company Material Adverse Effect" means any material adverse effect on
     (a) the business, assets, financial condition or results of operations of the Companies, the Partnership and the Owner Participant taken as a whole or (b) the ability of Seller to consummate the transactions contemplated by this Agreement or perform its obligations hereunder; provided, however, that (with respect to clause (a) of this definition) the term "Company Material Adverse Effect" shall not include effects that result from or are consequences of (i) changes in financial, securities or currency markets, changes in prevailing interest rates or foreign exchange rates, changes in general economic conditions, changes in electricity, gas or other fuel supply and transmission and transportation markets, including changes to market prices for electricity, steam, natural gas or other commodities, or effects of weather or meteorological events, (ii) changes in law, rule or regulation of any Governmental Entity or changes in regulatory conditions in the United States or any state in which the Companies, the Partnership or the Owner Participant operates, (iii) events or changes that are consequences of hostility, terrorist activity, acts of war or acts of public enemies, (iv) changes in accounting standards, principles or interpretations, (v) the negotiation, announcement, execution, delivery, consummation or pendency of this Agreement or the transactions contemplated by this Agreement or any action by Seller or its Affiliates contemplated by or required by this Agreement, or (vi) actions taken or not taken solely at the request of Purchaser.

          "Confidentiality Agreement" means, collectively, (i) the Confidentiality Agreement, dated as of June 12, 2006 among the Partnership, GSO Capital Partners LP and Rockland Capital Energy Investments LLC and
     (ii) the Seller CA.

          "Consent" means any consent, approval, authorization, order, filing, registration or qualification of, by or with any Person.

          "Consumers Contracts" means (i) the Consumers Contracts (as defined in Appendix A) and (ii) the Consumers Consent (as defined in Appendix A) as in effect on the date hereof.

          "Damages" means Liabilities, demands, claims, suits, actions, or causes of action, losses, costs, expenses, damages and judgments, whether or not resulting from third party claims (including reasonable fees and expenses of attorneys and accountants).

          "Dow Contracts" has the meaning specified in Appendix A as in effect on the date hereof.

          "Effective Time" means such time on the Closing Date at which the Transaction and the other transactions contemplated by this Agreement are consummated.

          "Environmental Law" means any foreign, federal, state, or local Law relating to (a) the treatment, disposal, emission, discharge, Release or threatened Release of Hazardous Substances or (b) the preservation and protection of the environment (including natural resources, air and surface or subsurface land or waters).

          "Equity Interests" means shares of capital stock or other equity interests.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "Financing Facility" means debt instruments incurred by the Partnership, if any, and leveraged lease debt.

          "FMLP Partnership Agreement" means the Amended and Restated Agreement of Limited Partnership dated as of June 14, 1990 among the parties signatory thereto.

          "GAAP" means United States generally accepted accounting principles.

          "Governmental Entity" means any supranational, national, federal, state, municipal or local governmental or quasi-governmental or regulatory authority (including a national securities exchange or other self-regulatory body), agency, court, commission or other similar entity, domestic or foreign.

          "Governmental Order" means any order, decree, ruling, injunction, judgment or similar act of or by any Governmental Entity.

          "Hazardous Substance" means (a) any material, substance or waste (whether liquid, gaseous or solid) that (i) requires removal, remediation or reporting under any Environmental Law, or is listed, classified or regulated as a "hazardous waste" or "hazardous substance" (or other similar term) pursuant to any applicable Environmental Law or (ii) is regulated under applicable Environmental Laws as being, toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and (b) any petroleum product or by-product, petroleum-derived substances wastes or breakdown products, asbestos or polychlorinated biphenyls.

          "Knowledge" when used with respect to the applicable Company, means the actual knowledge of any fact, circumstance or condition of those officers of such Company or its Affiliates set forth on Schedule 9.2(a) of the Disclosure Letter and to the extent set forth on Schedule 9.2(a) of the Disclosure Letter; when used with respect to CMS Midland, means the actual knowledge of any fact, circumstance or condition of those individuals set forth on Schedule 9.2(a) of the Disclosure Letter and to the extent set forth on Schedule 9.2(a) of the Disclosure Letter; when used with respect to CMS

     Holdings, means the actual knowledge of any fact, circumstance or condition of those individuals set forth on Schedule 9.2(a) of the Disclosure Letter and to the extent set forth on Schedule 9.2(a) of the Disclosure Letter; when used with respect to Seller, means the actual knowledge of any fact, circumstance or condition of those officers of Seller or its Affiliates set forth on Schedule 9.2(a) of the Disclosure Letter and to the extent set forth on Schedule 9.2(a) of the Disclosure Letter; and when used with respect to Purchaser, means the actual knowledge of any fact, circumstance or condition of those officers of Purchaser or its Affiliates set forth on
     Schedule 9.2(b) of the Disclosure Letter and to the extent set forth on
     Schedule 9.2(b) of the Disclosure Letter.

          "Law" means any law, statute, ordinance, regulation or rule of or by any Governmental Entity or any arbitrator.

          "Lessor" means Bank of America, N.A., as successor in interest to The Connecticut National Bank, not in its individual capacity but solely as Owner Trustee under the Trust Agreement.

          "Liabilities" means any and all known liabilities or indebtedness of any nature (whether direct or indirect, absolute or contingent, liquidated or unliquidated, due or to become due, accrued or unaccrued, matured or unmatured, asserted or unasserted, determined or determinable and whenever or however arising).

          "Lien" means any lien, claim, security interest, encumbrance or other adverse claim.

          "Material" when used with respect to the applicable Company, means material to CMS Midland and the Partnership, taken as a whole, or to CMS Holdings, the Owner Participant and the Lessor, taken as a whole, and when used with respect to Purchaser, means material to Purchaser and its Subsidiaries, taken as a whole.

          "MCV2" means MCV2 Development Company, a Michigan general partnership.

          "MCV Expansion" means Midland Cogeneration Venture Expansion, LLC, a Delaware limited liability company.

          "MCV Facility" means the 1,500 MW natural gas-fired, combined-cycle, cogeneration facility located in Midland County, Michigan operated by the Partnership.

          "MCV Partnership Agreement" means that certain Amended and Restated Limited Partnership Agreement of the Partnership, dated as of June 13, 1988, by and among CMS Midland, Tempco I, Inc., Tempco II, Inc., Rofan Energy Inc., Micogen Limited Partnership, MEI Limited Partnership, Source Midland Limited Partnership, Coastal Midland, Inc. and C-E Midland Energy, Inc. in effect on the date hereof (including Amendment No. 4 thereto to be entered into on or about the date hereof).

          "MPSC Matters" means any past or future proceeding, order or settlement with respect to the MCV Facility or a Consumers Contract before any Governmental Entity involving the nature or extent of MPSC authority, the recovery in retail rates of costs under the Composite PPA or any past settlement, order or proceeding relating to the Composite PPA or recovery in rates of Composite PPA costs.


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

          "Operating Contract" means any contract or agreement (i) providing for the purchase, sale, supply, transportation, disposal or distribution of electricity, steam, fuel or any byproduct from electricity generation, (ii) for the operation and maintenance of any assets of the Companies and (iii) governing any Facility output or input.

          "Organizational Documents" means, with respect to any corporation, its articles or certificate of incorporation, memorandum or articles of association and by-laws or documents of similar substance; with respect to any limited liability company, its articles or certificate of organization, formation or association and its operating agreement or limited liability company agreement or documents of similar substance; with respect to any limited partnership, its certificate of limited partnership and partnership agreement or documents of similar substance; and with respect to any other entity, documents of similar substance to any of the foregoing.

          "Participation Agreement" means the Amended and Restated Participation Agreement (Trust 1) dated as of June 1, 1990 between the Partnership, the Owner Participant and certain other parties signatory thereto in effect on the date hereof.

          "Permits" means all permits, licenses, franchises, registrations, variances, authorizations, Consents, orders, certificates and approvals obtained from or otherwise made available by any Governmental Entity or pursuant to any Law.

          "Permitted Liens" means any Lien arising under the Organizational Documents of any of the Companies, the Partnership or the Owner Participant, as applicable.

          "Person" means any natural person, firm, partnership, association, corporation, company, joint venture, trust, business trust, Governmental Entity or other entity.

          "Purchaser Disclosure Schedules" means Schedules 4.2(b), 4.2(c), 4.3 and 4.4 setting forth disclosures of Purchaser, or qualifications or exceptions to any of Purchaser's warranties set forth in Article IV delivered simultaneously with the execution and delivery of this Agreement by Purchaser.

          "Purchaser Indemnified Parties" means Purchaser, Purchaser's Affiliates, and their respective directors, officers, shareholders, attorneys, accountants, representatives, agents and employees, and their respective heirs, successors and assigns.

          "Purchaser Material Adverse Effect" means any material adverse effect on (a) the business, assets, financial condition or results of operations of Purchaser and its Subsidiaries taken as a whole or (b) the ability of Purchaser to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.

          "RCA" means the Resource Conservation Agreement dated as of February 12, 2004, by and between the Partnership and Seller.

          "RDA" means the Reduced Dispatched Agreement dated as of July 7, 2004, by and between the Partnership and Seller.

          "Release" means the release, spill, emission, leaking, pumping, pouring, emptying, escaping, dumping, injection, deposit, disposal, discharge, dispersal, leaching or migrating of any Hazardous Substance into the environment.

          "Seller Indemnified Parties" means Seller, Seller's Affiliates, and their respective directors, officers, shareholders, attorneys, accountants, representatives, agents and employees, and their respective heirs, successors and assigns.

          "Seller Material Adverse Effect" means, with respect to Seller, any material adverse effect on the ability of Seller to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.

          "Seller Disclosure Schedules" means the Schedules setting forth certain disclosures of Seller, or qualifications or exceptions to any of Seller's warranties set forth in Article II, contained in the Disclosure Letter delivered simultaneously with the execution and delivery of this Agreement.

          "Specified Environmental Matters" means matters addressed in any environmental agreement or environmental indemnification agreement as in effect on the date hereof where Seller, CMS Energy and/or Dow has a hold harmless and indemnity obligation in respect of an environmental matter relating to the site of the MCV Facility, excluding, however, matters to the extent that such matters attributable to the business and operations of the Companies, the Partnership, the Owner Participant and/or the Lessor from and after the Effective Time.

          "Specified Rate" means the per annum rate of interest published as the "Prime Rate" in The Wall Street Journal determined as of the date the obligation to pay interest arises.

          "Straddle Period" shall mean any taxable year or period beginning on, or before and ending after the Closing Date.

          "Subsidiary" means, with respect to any Person (for the purposes of this definition, the "parent"), any other Person (other than a natural person), whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by the parent or by one or more of its respective Subsidiaries or by the parent and any one or more of its respective Subsidiaries.

          "Tax" or "Taxes" means federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, environmental (including taxes under Code Section 59A), stamp, franchise, employment, payroll, withholding, social security (or similar), unemployment, property, personal property, alternative or add-on minimum, ad valorem, value added, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, whether disputed or not, imposed by any Governmental Entity.

          "Tax Returns" means all tax returns, declarations, statements, reports, claims for refund, schedules, forms and information returns and any amendments, schedules or attachments to any of the foregoing relating to Taxes.

          "Tax Statute of Limitations Date" means the close of business on the 45th day after the expiration of the applicable statute of limitations with respect to Taxes, including any extensions thereof (or if such date is not a Business Day, the next Business Day).

          "Trading Contract" means any swap, forward, option or hedging agreement relating to the purchase or sale of energy-related products and services.

          "Trust Agreement" means the Amended and Restated Trust Agreement dated as of March 1, 1990 between the Owner Participant and the Lessor.

          "Unwind Agreement" means the Unwind Agreement dated as of December 10, 1991 among CMS Energy, Seller, the Companies and MEC Development Corp. and included as Schedule 9.2(c) of the Disclosure Letter.

          9.3 Interpretation. In this Agreement, unless otherwise specified, the following rules of interpretation apply:

          (a) references to Sections, Schedules, Annexes, Exhibits and Parties are references to sections or sub-sections, schedules, annexes and exhibits of, and parties to, this Agreement;

          (b) the section and other headings contained in this Agreement are for reference purposes only and do not affect the meaning or interpretation of this Agreement;

          (c) words importing the singular include the plural and vice versa;

          (d) references to the word "including" do not imply any limitation;

          (e) the words "hereof", "herein" and "hereunder" and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement; and

          (f) references to "$" or "dollars" refer to U.S. dollars.


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

                                    ARTICLE X

                               GENERAL PROVISIONS

          10.1 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given on if (a) delivered personally, (b) mailed by certified or registered mail with postage prepaid, (c) sent by next-day or overnight mail or delivery, or (d) sent by fax or telegram, as follows:

          (a) if to Purchaser,

                    MCV Power Partners, Inc.
                    c/o GSO Capital Partners, LP
                    280 Park Avenue
                    11th Floor East Tower
                    New York, New York 10023
                    Fax: 212-503-6930
                    Telephone: 212-503-2100
                    Attention: D. Dwight Scott

                    with a copy to:

                    Rockland Capital Energy
                    Investments, LLC
                    2204 Timberlock Place, Suite 190
                    The Woodlands, TX 77380
                    Fax: 832-585-0104
                    Telephone: 832-585-0035
                    Attention: W. Scott Harlan

          (b) if to Seller,

                    Consumers Energy Company
                    One Energy Plaza
                    Jackson, MI 49201
                    Fax: (517) 788-0768
                    Telephone: (517) 788-1257
                    Attention: James E. Brunner

                    with a copy to:

                    Sidley Austin LLP
                    One South Dearborn
                    Chicago, IL 60603
                    Fax: (312) 853-7036
                    Telephone: (312) 853-7324
                    Attention: Andrew H. Shaw

          (c) if to CMS Midland,

                    CMS Midland Holdings Company
                    One Energy Plaza
                    Jackson, MI 49201
                    Fax: (517) 788-0768
                    Telephone: (517) 788-1257
                    Attention: James E. Brunner


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

                    with a copy to:

                    Sidley Austin LLP
                    One South Dearborn
                    Chicago, IL 60603
                    Fax: (312) 853-7036
                    Telephone: (312) 853-7324
                    Attention: Andrew H. Shaw

          (d) If to CMS Holdings,

                    CMS Midland Holdings Company
                    One Energy Plaza
                    Jackson, MI 49201
                    Fax: (517) 788-0768
                    Telephone: (517) 788-1257
                    Attention: James E. Brunner

                    with a copy to:

                    Sidley Austin LLP
                    One South Dearborn
                    Chicago, IL 60603
                    Fax: (312) 853-7036
                    Telephone: (312) 853-7324
                    Attention: Andrew H. Shaw

or, in each case, at such other address as may be specified in writing to the other Parties.

     All such notices, requests, demands, waivers and other communications shall be deemed to have been received, if by personal delivery, certified or registered mail or next-day or overnight mail or delivery, on the day delivered or, if by fax or telegram, on the next Business Day following the day on which such fax or telegram was sent, provided that a copy is also sent by certified or registered mail. For the purposes of this Section 10.1, notice to any of the Companies shall not constitute notice to Seller, and vice versa.

          10.2 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors and permitted assigns.

          10.3 Assignment; Successors; Third-Party Beneficiaries. (a) This Agreement is not assignable by any Party without the prior written consent of all of the other Parties and any attempt to assign this Agreement without such consent shall be void and of no effect; provided, however, no consent shall be required with respect to any merger or conversion contemplated in Schedule 1.6 of the Disclosure Letter.


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

          (b) This Agreement shall inure to the benefit of, and be binding on and enforceable by and against, the successors and permitted assigns of the respective Parties, whether or not so expressed.

          (c) This Agreement is intended for the benefit of the Parties hereto and does not grant any rights to any third parties unless specifically stated herein.

          10.4 Amendment; Waivers; etc. No amendment, modification or discharge of this Agreement, and no waiver under this Agreement, shall be valid or binding unless set forth in writing and duly executed by the Party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. The waiver by any of the Parties of a breach of or a default under any of the provisions of this Agreement, or any failure or delay to exercise any right or privilege under this Agreement, shall not be construed as a waiver thereof or otherwise affect any of such provisions, rights or privileges under this Agreement.

          10.5 Entire Agreement.

          (a) This Agreement (including the Schedules and Exhibits referred to in or delivered under this Agreement, including the Disclosure Letter) and the Confidentiality Agreement contains the entire agreement between the parties relating to the subject matter of this Agreement to the exclusion of any terms implied by law which may be excluded by contract and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to their subject matters. Each Party acknowledges that it has not been induced to enter this Agreement by and, in agreeing to enter into this Agreement, it has not relied on, any warranties except as expressly stated or referred to in this Agreement.

          (b) The liability of a Party shall be limited or excluded as set out in this Agreement if and to the extent such limitations or exclusions apply, save in the event of fraud, fraudulent misrepresentation, death or personal injury.

          10.6 Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the Parties agree that the court making such determination, to the greatest extent legally permissible, shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

          10.7 Counterparts. This Agreement may be executed and delivered (including via facsimile) in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

          10.8 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAW PRINCIPLES OF SUCH STATE.

          10.9 Jurisdiction.

          (a) The courts of the State of New York are to have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement. Any Proceedings shall be brought in the courts of the State of New York sitting in the County of New York, the court of the United States of America for the Southern District, and appellate courts having jurisdiction of appeals from any of the foregoing. Each Party waives (and agrees not to raise) any objection, on the ground of forum non conveniens or on any other ground, to the taking of proceedings in such courts. Each Party also agrees that a judgment against it in Proceedings brought in the State of New York shall be conclusive and binding upon it and may be enforced in any other jurisdiction.

          (b) Each Party irrevocably submits and agrees to submit to the jurisdiction of the courts of the State of New York sitting in the County of New York, the court of the United States of America for the Southern District, and appellate courts having jurisdiction of appeals from any of the foregoing.

          10.10 Limitation on Damages. No Party shall, under any circumstance, have any liability to any other Party for any special, indirect, consequential or punitive damages claimed by such other Party under the terms of or due to any breach or non-performance of this Agreement, including lost profits, loss of revenue or income, cost of capital, or loss of business reputation or opportunity.

          10.11 Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not to be performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof in addition to any other remedies at law or in equity.

          10.12 No Right of Set-Off. Purchaser, for itself and its successors and permitted assigns, hereby unconditionally and irrevocably waives any rights of set-off, netting, offset, recoupment, or similar rights that such Purchaser or any of its successors and permitted assigns has or may have with respect to the payment of the Purchase Price or any other payments to be made by Purchaser pursuant to this Agreement or any other document or instrument delivered by Purchaser in connection herewith.

     IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.

                                        CONSUMERS ENERGY COMPANY


                                        By: /s/ Thomas J. Webb
                                            ------------------------------------
                                        Name: Thomas J. Webb
                                        Title: Executive Vice President and
                                               Chief Financial Officer


                                        CMS MIDLAND, INC.


                                        By: /s/ Thomas J. Webb
                                            ------------------------------------
                                        Name: Thomas J. Webb
                                        Title: Executive Vice President and
                                               Chief Financial Officer


                                        CMS MIDLAND HOLDINGS COMPANY


                                        By: /s/ Thomas J. Webb
                                            ------------------------------------
                                        Name: Thomas J. Webb
                                        Title: Executive Vice President and
                                               Chief Financial Officer


                                        MCV POWER PARTNERS, INC.


                                        By: /s/ D. Dwight Scott
                                            ------------------------------------
                                        Name: D. Dwight Scott
                                        Title: Vice President